AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1999
                                                   REGISTRATION NO. 333-72007

            SECURITIES AND EXCHANGE COMMISSIONWASHINGTON, D.C. 20549
                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
             (Exact name of registrant as specified in its charter)

          Delaware                        1040                        13-3858917
(State or other jurisdiction         (Primary Standard              (I.R.S. employer
of incorporation or organization)   Classification Code Number)   identification number)

                           200 EAST PALMETTO PARK ROAD
                       SUITE 200BOCA RATON, FLORIDA 33431
                                 (561) 393-6685
              (Address, including zip code, and telephone number,
                             including area code, of
                   registrant's principal executive offices)

                              HARRY WINDERMAN, ESQ.
                                GENERAL COUNSEL
                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                           200 EAST PALMETTO PARK ROAD
                                    SUITE 200
                           BOCA RATON, FLORIDA 33431
                                 (561) 393-6685
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At a time or times as may be determined by the selling stockholders after this registration statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE


                                                      Proposed           Proposed
                                                      Maximum            Maximum
                                                      Aggregate          Aggregate         Amount of
Title of Each Class of                Amount to be    Offering Price     Offering          registration
Securities to be Registered           registered      Per Share          Price             Fee
----------------------                ----------      ---------          -----             ---

common stock, $.001 par value        1,366,667(1)     $2.375(1)(2)        $3,321,000.81(1)  $99.04(1)

(1) Represents 1,216,667 shares of common stock issued to the owners of shares of COMS 21, Ltd. in exchange for our common stock pursuant to an offer filed with the Australian Securities and Investments Commission and 150,000 shares of common stock paid to Monness, Crepi, Hardt & Co., Inc. for services rendered or to be rendered. We previously paid the filing fee on the 1,216,667 shares of Common Stock. Accordingly, we will wire transfer $101.33 for the 150,000 shares with this filing.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Exchange Act of 1933, as amended, based on $2.375, the per share average of high and low sales prices of the common stock on the Nasdaq Over-the-Counter Market on June 10, 1999.

         The Registrant amends this registration statement on a date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on a date as the Commission, acting pursuant to said Section 8(a), may determine.

             PROSPECTUS


                                1,366,667 SHARES

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.

                                  COMMON STOCK


            The  selling   stockholders  listed  on  pages  30-40  are  offering
1,366,667 shares of the common stock through this prospectus.

            Our shares trade on the electronic bulletin board and our symbol is AIEE. The closing price per share of common stock on the electronic bulletin board on June 10, 1999 was $2.375.

AN INVESTMENT IN THE SECURITIES OFFERED INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY YOU IF YOU CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" AT PAGE 7.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. IF ANYONE MAKES ANY OTHER REPRESENTATION IT IS A CRIMINAL OFFENSE.



                  The date of this prospectus is [            ].

                                TABLE OF CONTENTS

Available Information...............................................
Prospectus Summary..................................................
Risk Factors........................................................
Price Range of Common StockUse of Proceeds..........................
Dividend Policy.....................................................
Selected Financial Data.............................................
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations........................................................
Business............................................................
Management..........................................................
Certain Transactions................................................
Change of AccountantsDescription of Capital stock...................
Legal Matters.......................................................
Experts.............................................................
Security Ownership of Certain Beneficial Owners and Management

                          INDEX TO FINANCIAL STATEMENTS

Consolidated Balance Sheet (Unaudited) as of March 31, 1999..........F-2....F-3

Consolidated Statements of Operations (Unaudited)
for the three months ended March 31, 1999 and March 31, 1998.........F-4....F-5

Consolidated Statements of Cash Flow (Unaudited)
for the three months ended March 31, 1999 and March 31, 1998.........F-6....F-7

Notes to the Consolidated Financial Statements (Unaudited)...........F-8....F-10

Independent Auditor's Report.........................................F-11

Consolidated Balance Sheet as of December 31, 1998...................F-12...F-13

Consolidated Statements of Operations and Comprehensive
Income for the years ended December 31, 1998 and 1997................F-14...F-15

Consolidated Statements of Changes in Stockholders' Equity for the
years ended December 31, 1998 and 1997...............................F-16

Consolidated Statements of Cash Flows for the years ended
December 31, 1998 and 1997...........................................F-17...F-18

Notes to Consolidated Financial Statements ..........................F-19...F-33


                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                                1,366,667 shares
                                       of
                                  common stock

                                   PROSPECTUS

                                     Summary

THIS IS ONLY A SUMMARY OF THE INFORMATION THAT IS IMPORTANT TO YOU AND YOU SHOULD READ THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                    About Us

            Atlantic International Entertainment, Ltd., a Delaware corporation, develops and markets interactive gaming products and services in the entertainment and information technology fields. These products and services focus on two major industries which include interactive gaming & wagering and information technology products and services.

                                  Our Business

            We develop and market computer software that is sold to licensed casino operators. Our software enables our customers to operate a gaming business over the internet. Our software includes black jack, poker, bingo and other games. We intend to develop additional games. We also operate a manufacturer and marketer of a hand held device for playing computer generated games including our computer software.


                                   Our Offices

            Our executive offices are located at 200 East Palmetto Park Rd., Suite 200, Boca Raton, Florida 33432. Our telephone number is (561) 393-6685. We have a home page on the internet at http://www.weltd.com.

                               About The Offering

Common stock Offered by the selling stockholders                1,366,667 shares

Common stock Outstanding                                       12,273,587 shares

Common stock to be Outstanding after the Offering              12,273,587 shares

Use of Proceeds - We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Bulletin Board Symbol                     AIEE

Risk Factors - An investment in the shares involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus.

                            Summary Financial Data
                         (Dollar amounts and share data)

                                                      1998               1997



Revenue                                         $  2,426,230       $  3,991,041
[Loss} Income from Operations                     (2,401,793)         1,546,929
Net [Loss] Income                                 (1,332,400)         1,067,796
Basic and Diluted Net
[Loss] Income Per Common Share                  $      (0.15)      $       0.11

BALANCE SHEET DATA

Working Capital                                 $  4,667,465       $    447,813
Total Assets                                      10,406,587          5,181,740
Total Liabilities                                  1,427,969          1,685,345
Stockholders' Equity                               8,978,618          3,496,395

STATEMENTS OF DISCONTINUED
OPERATIONS DATA:

Revenue                                         $    544,057       $    413,896
[Loss] Income from Operations                       (371,448)          (165,458)
Net [Loss] Income                                   (371,448)          (165,458)
Basic and Diluted Net [Loss]
Income per Common Share                         $      (0.04)      $       --

BALANCE SHEET DATA -
DISCONTINUED OPERATIONS:

Working Capital                                 $    (65,845)      $    (95,254)
Total Assets                                       1,546,350          1,724,259
Total Liabilities                                    195,078            274,035
Stockholders' Equity                               1,351,272          1,450,224

                                  Risk Factors

         An investment in the shares discussed in this prospectus involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information contained in this prospectus, before making an investment decision.

We Are a New Company with a limited operating History

         We can not be sure that we will sustain profitability or positive cash flow in the future. We commenced operations in July 1996 and, have a limited operating history. As of March 31, 1999 and December 31, 1998, we had an accumulated deficit of approximately $1,097,664 and $1,143,405, respectively.

We Do Not Have Sources for Additional Working Capital if Needed

         The timing and amount of capital requirements are not entirely within our control and cannot accurately be predicted. If capital requirements materially exceed those currently anticipated, we may require additional financing sooner than anticipated. We have no commitments for additional financing, and we can not be sure that any additional financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any additional equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. If we were unable to obtain additional financing as needed, we could be required to reduce our operations or any anticipated expansion, which could hurt us financially.

         Our Requirement for Additional Working Capital Depends on the Funds Used by Our Competition

         We believe that the net proceeds from our recent stock offerings, together with other available cash, will be sufficient to meet our operating expenses and capital requirements at least through September 1999. However, our capital requirements depend on numerous factors, including:

         o the level of resources required to expand our marketing and sales organization, information systems and research and development activities
         o the availability of hardware and software provided by third-party vendors

         We Have Substantial Competition in The New Business of Internet Gaming

         We cannot know that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the internet gaming software business. The market for internet gaming software is new, extremely competitive and highly fragmented. Inasmuch as there are no significant barriers to entry, we believe that competition in this market will intensify. Currently, we have identified four other companies that compete directly with us in the sale of casino gaming software to our potential customers. We believe that our ability to compete successfully will depend on:


         o     strong market presence in our targeted geographic regions
         o adequacy of our software development and technical support services
         o our pricing policies and the price of our competitors and our suppliers
         o     timing of introductions of new products by us and our competitors
         o     our ability to support existing and emerging industry standards
         o     industry and general economic trends.

So far, these competitors have been more profitable than we have due to their direct sharing of gaming winnings. Our focus has been on the development of better software and we have spent our funds to accomplish this goal.

Our Potential Customers Will be Asked to Use the Internet as a Medium of Commerce and Communication But They may Lack Knowledge or Capacity to Use the Internet

         Our success in developing methods for delivery and use of our products will depend in part upon the continuing development and expansion of the internet and the market for internet access. Critical issues concerning business and personal use of the internet (including security, reliability, cost, ease of use, access and quality of service) remain unresolved and may significantly affect the growth of internet use, and additional use-related issues may arise in the future. We believe this is critical for our business since substantial funds will be transmitted over the internet.

         The Volume of Internet Traffic is Constrained by Available Bandwidth


         To the extent that bandwidth is insufficient to efficiently carry an expanding volume of traffic, users may find the internet an unacceptable medium of commerce and communication and, as a result, may seek alternative media. Acceptance of the internet for commerce and communications generally requires that potential users accept a new way of conducting business and exchanging information, industry participants continue to provide new and compelling content and applications, and the internet provide a reliable and secure computer platform. We are not sure that the internet market will grow or as to the rate of growth. Moreover, the novelty of the internet access market may also adversely affect our ability to retain new subscribers, as subscribers unfamiliar with the internet may be more likely to discontinue our services after an initial trial period.

Rapid Technological Change in Software and Internet and the Evolving Industry Standards on Software Development in the Interactive Gaming Industry may Make Our Product Obsolete


         Any failure on our part to identify, adopt and use new software effectively, to develop its technical capabilities or to develop new services or enhance existing services in a timely and cost-effective manner could permit our competitors to gain an advantage if they are successful in their efforts. Our business is sensitive to fundamental changes in the method of internet access delivery. Currently, the internet is accessed primarily via computers connected by telephone lines. A number of alternative methods for users to connect to the internet, including cable modems, satellites and other wireless telecommunications technologies, currently are under development. As the internet becomes accessible through these technologies, or as user requirements as to access methods change, we may have to develop new software or modify our existing software. Our pursuit of these technological advances may require substantial time and expense, and there can be no assurance that we will succeed in adapting our internet access business to alternate access methods.

Our Potential Customers Require Access to Telecommunications Carriers and Other Suppliers for Their Service Delivery


         We are not sure that our customers will be able to obtain telecommunications services on the scale and within the time frame required by them to benefit from our products and services, on acceptable terms or at all. Our customers rely on local telephone companies and others to provide data communications via local telecommunications lines and leased long distance lines. From time to time, our customers have experienced difficulties and delays in receiving telecommunications services.

Fast Growth May Cause Problems with Control and Production

         We are not sure that we will be able to manage our growth effectively, or that our facilities, systems, procedures or controls will be adequate to support these operations. Our inability to manage growth effectively could have a bad effect on us by limiting our ability to service our customers and to market our products and services. We have experienced a substantial growth in the number of our employees (5 to over 30) and our business operations. This growth has placed, and may to continue to place, significant strain on our managerial, operational, financial and other resources. We believe that our performance and success will depend in part on our ability to manage growth effectively. This, in turn, will require ongoing improvement of our operations. We have expanded our Board of Directors to include additional business experienced people.


We will Depend on Key Personnel to Control Our Business and Our Business May Suffer if They are Not Retained


         We are not sure that we will be able to retain our employees or to identify or rehire additional people. The need for people is particularly important in light of the anticipated demands of future growth and the competition of the interactive gaming industry. Our inability to attract, hire or retain good people could have a bad effect on us. We are highly dependent on our key employees, including technical, sales, marketing, information systems, financial and executive personnel due to our new products and the new markets and new sales people we have recently hired. Therefore, our success depends upon our ability to train and retain these people and to identify, hire and retain additional people as the need arises. Competition for these people, particularly persons having technical expertise in the internet casino business is substantial.

         We also are highly dependent on the continued services of our senior management team, which currently is composed of a small number of individuals. While executive officers and key employees have employment agreements with us, agreements are of limited time and are subject to ending under circumstances.


Government Regulation of Our Gaming Related Business May Limit or Make Our Industry Illegal

The legality of gaming on the internet is uncertain at this time. We do not operate virtual casinos or internet sports books. However, sales of our products depend on the continued international growth of virtual casinos and internet sports books. A number of United States federal and state statutes could be construed to prohibit gaming through use of the internet. While we focus sales and marketing efforts in places that allow private network and interactive gaming which include Australian, Caribbean, African and American gaming markets, we are not sure that international, federal, state or local laws or regulatory procedures, including those which relate to the issue of jurisdiction over gaming on the internet, which would hurt our business will not be expanded or imposed.

Possible Lack of Protection of Our Proprietary Rights; Risk of Infringement on Others' Rights May Mean We Cannot Sell Our Products

         We believe that our success depends in part on our software and our continuing right to sell software. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect our software. We do not know if these protections will be sufficient to prevent misappropriation of our software and other proprietary property or that our competitors will not independently develop software that is substantially equivalent or superior to our software. Without substantial protection of our software, we will have nothing of value to sell to licensed casino operators.

         Also due to the fact that this is a new and rapidly changing business, we can not assure that others will not assert that our services or its users' content infringe their proprietary rights in similar casino software. We can not assure that infringement claims will not be asserted against us in the future. Such claims could result in substantial costs and diversion of resources, even if ultimately decided in favor of us, and could have a bad effect on us, particularly if judgments on claims were against us. In the event a claim is asserted alleging that we have infringed the intellectual property or information of someone else, we may be required to seek licenses to continue to use intellectual property. We are not sure, however, that licenses would be offered or could be obtained on commercially acceptable terms, if at all. The failure to obtain necessary licenses or other rights could have a bad effect on us.

Certain Anti-Takeover Provisions Prevent Changes in Management

         Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws and of the Delaware General Corporation Law could delay or impede the removal of incumbent directors, make more difficult a merger, tender offer or proxy contest involving our company, and could discourage you or others from attempting to acquire control of our company, even if events would be beneficial to the interests of some or all of our stockholders. We currently have 100,000,000 shares of common stock authorized and only approximately 12,000,000 shares are currently outstanding. We will have the ability to issue substantially more shares than are currently outstanding, thereby changing the control of the current stockholders' voting power. In addition, the Board of Directors is authorized to provide for the issuance of shares of Preferred stock in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, any series of Preferred stock and to fix the number of shares of any series of Preferred stock and the designation of any series, subject to the consent of the existing holders of Preferred stock in instances. We have no current plans to issue any Preferred stock. We are also subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless conditions are met.

We Have Volatility in Our Stock Price

         Our operating results, cash flows and liquidity may fluctuate significantly over time. Our revenues depend on our ability to attract and retain customers. We generally offer our new customers a money-back guarantee pro-rated over the unused duration of the service term and customers to our services have the option of discontinuing their service for any reason. Our expense levels are based in part on our expectations of future revenues. To the extent that revenues are below expectations, we may be unable or unwilling to reduce expenses proportionately, and operating results, cash flows and liquidity therefore could be worse than expected. Due to the foregoing factors, it is likely that, from time to time in the future, our quarterly or other operating results and/or growth rate will be below the expectations of public market analysts and investors. Such a failure to meet market expectations could have a bad effect on the market price of the common stock.

         Prior to this offering, there has been a limited public market for the common stock trading on electronic bulletin board. We are not sure that an increased public trading market for the common stock will develop or continue after this offering, or that the public offering price will correspond to the price at which the common stock will trade subsequent to this offering.

         The stock market has experienced price and volume fluctuations that have particularly affected the stocks of technology companies, resulting in changes in the market prices of stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the common stock following this offering. In addition, the market price of the common stock following this offering may be highly volatile. Factors as variations in our interim financial results, comments by securities analysts, announcements of technological innovations or new products by us or its competitors, changing market conditions in the industry (including changing demand for internet access) changing government regulations, developments concerning our proprietary rights or litigation, many of which are beyond our control, may have a bad effect on the market price of the common stock.

Shares Eligible for Future Sale Could Depress the Price of Our Shares

         Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, could make the market price of the common stock prevailing from time to time go down and could impair our future ability to raise capital through a sale of our stock. Upon completion of this registration, there will be 12,130,307 shares of common stock outstanding, 5,512,641 of which will be freely tradable without restriction.

We Will Not Pay a Cash Dividend in the Near Future

         We have never declared or paid any cash dividends on its capital stock and do not anticipate paying cash dividends in the foreseeable future.

Control by Officers, Directors and Existing Shareholders Prevents Changes in Management


         Currently, the directors as a group and specifically Mr. Iamunno and Mr. Hoskin and two trusts have the right to vote a majority of the outstanding shares of common stock. This small group will control the operations of our company and make it very hard to elect other management for us. As a result, the present officers, directors and shareholders will continue to control our operations, including the election of directors and, except as otherwise provided by law, other matters submitted to a vote of shareholders, including a merger, consolidation or other important matters.

We have Risks From Our International Operations From Currency Restrictions

         We do a substantial amount of our business in countries other than the United States. Although we require all payments in United States Dollars, due to fluctuations in other countries' currency, our customers may be required to pay additional amounts to us to adjust for currency fluctuations making the sales price of our products much more expensive. Our competitors may accept payment in the local currency and create an advantage in the sale of their products. In addition, the economic conditions in other countries and in the global economy may require foreign countries to restrict the transfer of its capital to the United States and thereby restrict the receipt of income to us to foreign currency that may fluctuate in value in relation to the United States Dollar keeping sales proceeds in the country of sale instead of in our bank account in the United States. We currently have not experienced any difficulty and have no plans to protect against risks.

We Provide Indemnification of Officers and Directors and It May be Difficult to Sue Them

         The Delaware Statutes permit a corporation to indemnify persons including officers and directors who are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, against all expenses including attorneys' fees actually and reasonably incurred by, or imposed upon, him in connection with the defense of action, suit or proceeding by reason of his being or having been a director or officer, except where he has been adjudged by a court of competent jurisdiction and after exhaustion of all appeals to be liable for gross negligence or willful misconduct in the performance of duty. Our Bylaws provide that we shall indemnify our officers and directors to the extent permitted by the Delaware law and thereby limit the actions that may be taken by you against the officers and directors.

The Shaar Fund Has the Right to Acquire 500,000 Shares of Common Stock at a 78% Discount Below Market Price and The Shaar Fund Could Sell its Stock at a Lower Price Than Others

         The Shaar Fund has the right to require us to issue $1,500,000 worth of our Convertible Preferred Stock if The Shaar Fund pays us $1,500,000. After we issue The Shaar Fund the Convertible Preferred Stock, The Shaar Fund would have the right to convert the Convertible Preferred Stock into common stock at an amount equal to 78% of the market price. Based on the market price of our stock on March 31, 1999, The Shaar Fund could receive 500,000 shares of our common stock at a price which is 78% below the market price. Since the conversion rate is a floating rate, the Shaar Fund will always have the right to convert to common stock at a 78% discount to the market price and as the market price decreases, The Shaar Fund would receive more shares of common stock when it converts. For example, if 78% of the market price were to decline to $2.00 per share, then The Shaar Fund would receive 750,000 shares of common stock. Since it is unknown if The Shaar Fund will advance any more funds to us or if it does then it is impossible to predict at what market price it would convert to common stock, we are unable to disclose the amount of common stock that The Shaar Fund could eventually own.

         Depending on the total number of shares that The Shaar Fund may receive, if The Shaar Fund were to sell those shares, it could depress the price for our stock. Since The Shaar Fund may receive its stock at a 78% discount to the market price, The Shaar Fund may be more willing to sell its shares. In addition, the more shares that the Shaar Fund sells, our stock price may go lower and then the Shaar Fund could convert its Convertible Preferred Stock for more shares of our common stock. This could lead to significant pressure to depress the stock price and others may want to sell their common stock based on their belief that The Shaar Fund will sell its stock.

         The lower the market price at the time The Shaar Fund may convert any Convertible Preferred Stock that it may acquire in the future, the more shares of common stock The Shaar Fund would acquire and our other stockholders would have their interest in us diluted. This could substantially reduce the value of their ownership in us.

         In the event The Shaar Fund would exercise its right to advance an additional $1,500,000.00 and The Shaar Fund converted their interest at our stock price on May 24, 1999 the following table shows the amount of our common stock they would own from the conversion:

Amount of Convertible Preferred Stock         Price     Number of Common Shares

          $1,500,000                          $3.00           500,000

We Make Estimates of Our Future In Forward-Looking Statements


         The statements contained in this prospectus that are not historical fact are "forward-looking statements," which can be identified by the use of forward-looking terminology as "believes," "expects," "may," "will," "should," or "anticipates," the negatives thereof or other variations thereon or comparable terminology, and include statements as to the intent, belief or current our expectations with respect to the future operations, performance or position. These forward-looking statements are predictions. We cannot assure you that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to our business, which, although considered reasonable by us, may not be realized. Because of the number and range of the assumptions underlying our forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond our reasonable control, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus. These forward-looking statements are based on current information and expectation, and we assume no obligation to update. Therefore, our actual experience and results achieved during the period covered by any particular forward-looking statement may differ substantially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by us or any other person that these estimates will be realized, and actual results may vary materially. We can not assure that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

                                 Use Of Proceeds

We will not receive any of the proceeds from the sale of shares by the selling stockholders.

                           Price Range Of Common Stock

         Since November, 1996, our common stock has traded on the electric bulletin board under the trading symbol AIEE. The following table sets forth the average range of bid and ask quotations for our common stock as reported by the electronic bulletin board for each full quarterly period within the two most recent fiscal years and subsequent interim periods.

FISCAL YEAR ENDED DECEMBER 31, 1997

BY QUARTER                                              COMMON STOCK

            QUARTER                 DATE                HIGH          LOW
            -------                 ----                ----          ---
            1st                     March 31, 1997      $10.25        $1.50

            2nd                     June 30, 1997       $8.50         $1.469

            3rd                     September 30,1997   $5.25         $3.25

            4th                     December 30, 1997   $5.25         $2.75


FISCAL YEAR ENDING DECEMBER 31, 1998

BY QUARTER                                          COMMON STOCK

            QUARTER         DATE                    HIGH          LOW

            1st             March 31, 1998          $4.80         $3.00

            2nd             June 30,1998            $4.125        $3.625

            3rd             September 30, 1998      $4.375        $3.875

            4th             December 31, 1998       $1.968        $1.625


FISCAL YEAR ENDING DECEMBER 31, 1999

BY QUARTER                                          COMMON STOCK

            QUARTER         DATE                    HIGH          LOW

            1st         March 31, 1999              $3.00         $1.18

            2nd         through June 10, 1999        $3.00        $2.375

         Trading transactions in our securities occur in the over-the-counter electronic bulletin board market. All prices indicated herein are as reported to us by broker-dealer(s) making a market in our securities. The quotes indicated above reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

         As of December 31, 1998, there were approximately 827 Holders of record of our common stock, including brokerage firms, clearinghouses, and/or depository firms holding our securities for their respective clients. The exact number of beneficial owners of our securities is not known.


                                 Dividend Policy

         We have never declared or paid any cash dividends on our stock and do not anticipate paying cash dividends in the foreseeable future. The payment of cash dividends, if any, in the future will be at the sole discretion of the Board of Directors.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


Overview

         During 1998, we focused its business efforts in Interactive Gaming & Wagering. Gaming and Wagering continues to grow in terms of customer base and product line. A market for the gaming and wagering products has been established whereby we has entered into 18 license agreements. We expects to expand its account base with its existing product line for the foreseeable future.


OUTLOOK

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1999 AND 1998

         NET REVENUES. The Company's revenues decreased approximately 97% in 1999 over the same period in 1998. Revenues from operations in the first quarter 1999 were $ 29,000, as compared with $ 1,030,540 for the same period in 1998. The decrease in revenues was the result of the enhancement and upgrading of its product. The Company stopped promotion of the old version and did not allocate large resources to sales and marketing. The Company intends to allocate large resources to sales and marketing for its upgraded product in 1999 and expects revenues to substantially increase.

         COST OF REVENUES. Cost of revenues increased 47% in 1999 over the same period in 1998. The increase resulted from the increase in amortization of capitalized software development costs, which is reflected in cost of revenues. The Company expects amortization of development costs to be consistent going forward.

         OPERATING EXPENSES. Operating expenses increased by 208% or $ 746,127 in the first quarter 1999 over the same period in 1998. The increase was largely due to global expansion efforts, expenses related to product development and increased support staffing.

         PROVISION FOR DOUBTFUL ACCOUNTS. Provision for doubtful accounts in the first quarter 1999 were $ 325,335 as compared with $ 99,153 for the same period in 1998. The increase resulted from management taking a conservative approach in recording its provision for doubtful accounts. The Company currently expects that the provision for doubtful accounts will not increase at the same rate going forward.

         OTHER INCOME. Other income increased by approximately $1,400,000 in 1999 over the same period in 1998. A gain on sale of $1,256,743 resulted from a percentage interest sold of the Company's wholly owned subsidiary. A $170,000 gain was recognized in a full and final settlement of a payable.

LIQUIDITY AND CAPITAL RESOURCES

         Cash, cash equivalents and marketable securities, which consist primarily of high risk, priced securities totaled $3,384,029 at March 31, 1999 compared to $8,100 at March 31, 1998. The increase in cash, cash equivalents and marketable securities was due primarily to cash proceeds from the sale of Common Stock ($4,000,000) pursuant to Registration Statement S-8, exchange of the Company's shares to an Australian listed Company for shares of the Australian company in a one for ten stock swap resulting in ($3,351,000) proceeds and issuance of Common Stock of a public traded company (Purchaser) in lieu of certain assets sold to the purchaser ($2,137,000).

ATLANTIC INTERNATIONAL ENTERTAIMENT, LTD. AND SUBSIDIARIES

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS RECENT DEVELOPMENTS


LIQUIDITY AND CAPITAL RESOURCES - Continued


         The increase was offset by cash used for operations, a $2,000,000 debenture note issued by a foreign corporation and $1,200,000 for the purchase of treasury stock relating to the company's stock buy back plan. Management believes that existing cash, cash equivalents, marketable securities and anticipated cash generated from operations will be sufficient to satisfy the Company's currently anticipated cash requirements.

YEAR ENDED DECEMBER 31, 1998 AND 1997


RESULTS OF OPERATIONS

         Our net loss for 1998 was ($1,332,400)compared to net income of $1,067,793 for 1997. The substantial decrease was due to several factors. Net revenues for us for 1998 compared to 1997 decreased by 39% or $1,564,811. The decrease in revenues was the result of the development of the new product version. We stopped promotion of the old version and did not allocate large resources to sales and marketing. We intends to allocate large resources to sales and marketing for 1999 and expects revenues to substantially increase.


         Cost of sales and operating expenses increased by 69% or $1,343,928 in 1998 compared with 1997. The increase was largely due to global expansion efforts, expenses related to product development, increased support staffing and amortization of capitalized product development. Cost of revenues is not directly related to revenues. Provision for doubtful accounts increased by 261% or $1,037,936 in 1998 compared to 1997. The increase resulted from a major customer forced to cease operations due to non-industry and software related matters and management taking a conservative approach in recording its provision for doubtful accounts. We currently expects that the provision for doubtful accounts will not increase at the same rate going forward.

         The Internet access and services segments net loss for 1998 was $371,448 (1997 - $165,458). This discontinued operation will not have a material impact on the results of operations for the future.

LIQUIDITY AND CAPITAL RESOURCES

         At December 31, 1998 we had working capital of $4,667,465 compared with $447,813 at December 31, 1997. The increase on working capital was primarily due to cash proceeds from the sale of common stock for $2,300,000 pursuant to registration statement S8, sale of common stock of a foreign public traded company in a proposed takeover of the foreign company for $3,486,139 and issuance of 10,000 shares of convertible preferred stock for approximately $900,000. The increase was offset by negative cash flow from operating activities of approximately $745,000 for 1998, capital expenditures of $1,241,840 for property and equipment necessary for the Internet and private network development and purchase of treasury stock for $278,697.

Management   believes  that  existing  cash,  cash  equivalents  and  marketable securities will be sufficient to satisfy our currently anticipated cash requirements.

The Year 2000 Computer Problem May Cause a Disruption in Our Computers

         We have fully investigated the application of any Year 2000 disruptions or complications in the operation of our business or in the operation of any of our services or products. Because we developed our products recently, we were aware of the Year 2000 possible problems and designed our products to avoid disruption. However, to the extent that our business and the business of our customers depends on the use of electricity and telephone lines, we are unable to measure the uncertainties with these resources and do not have the resources to supply alternative supplies. In the event of a stoppage of either electrical service or telephone service, our business would completely stop and we would be forced to stop operating shortly after disruptions.


Inflation

         In our opinion, inflation has not had an effect on our results of operations.

                                  Our Business
Overview

         We develop and market interactive products and services in the entertainment and information technology fields. We were incorporated in the state of Colorado in October 1939 under the name "Pacific Gold, Inc." to explore and develop gold and silver ore prospects and to operate mining and milling facilities. Pacific Gold, Inc. conducted limited mining activities until operations ceased. After we changed our name to The CEEE Group, we then sought new business opportunities as a development stage entity.

         In 1973 we changed our name to Cine-Chrome Laboratories, Inc. and operated a film-processing lab in California. From 1984 until June 1994, we did not conduct any operations, transactions or business activities. In June 1994, we began acting as a corporate advisory operation which included acting as a "finder" with respect to U.S. public companies and providing advisory services concerning corporate structure and raising capital. Beginning in 1996, we have concentrated our business operations primarily on the manufacturing, marketing and development of interactive products and services. These products and services are focused on two major industries that include interactive gaming & wagering and information technology products and services.

         Prior to July 16, 1996, we had no operations other than searching for a business combination. In July 1996, we consummated a share exchange pursuant to an Exchange of Stock Agreement and Plan of Reorganization with Atlantic International Capital Ltd., a Delaware corporation and the former stockholders of Atlantic Capital. As a result, the business of Atlantic Capital became our business.

On November 22, 1996, we merged with and into a wholly-owned Delaware subsidiary, Atlantic International Entertainment, Ltd. We, among other things:

o        changed our state of incorporation to Delaware
o increased our authorized capital stock to 110,000,000 (100,000,000 shares of common stock, $.001 per share (the "common stock") and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred stock");
o        performed  a 1 for 3 share  exchange.
                                       16

         We acquired the major assets of RAM Associates, Inc. in 1996. The RAM assets we acquired included
o        COMMUNITY CASINO
o        REALSPORTS(TM)


These products formed a part of the foundation of our current gaming software products. Other products acquired from RAM included

o        HOTEL HOTLINKS(TM)
o        CLUB INTERACTIVE.

We have significantly improved and expanded this software and the software products developed by AM. We continue to perform substantial development efforts to adapt to current technological advances.

In March 1997, we acquired the internet service provider and developer The EmiNet Domain, Inc. Through the EmiNet Domain, Inc. we based our interactive non-gaming wagering products and services. The EmiNet Domain, Inc. offers:

o       dial-up  internet  business
o       web hosting
o       development  services  to commercial markets.

PRODUCTS AND SERVICES
INTERACTIVE GAMING, WAGERING, CHARITABLE AND FUND RAISING PRODUCTS

INTERACTIVE CASINO EXTENSION(TM)

         Our flagship product is ICE (Interactive Casino Extension). In September of 1998, we introduced Version 2.0 which is based on industry standard Microsoft(R) and Macromedia(R) tools. This version included a more robust database and accounting back office, the support for junketeers, and four games which utilized the Microsoft crypto-API random number generator. In December of 1998, Version 2.1 was shipped which included three new games: Sic-Bo (a popular Asian game), Baccarat, and Video Keno. Additionally, the ability to download the Casino graphics to the player's computer was introduced. In March of 1999, Version 2.2 will be available and will include: Scratch-Off lottery cards, increased voice, a new roulette wheel design, and the ability to download a game at a time beside the earlier ability to download the entire Casino graphics.

         The pricing for ICE(TM) allows the operator to receive new games for this product with no additional fee. The fee includes graphic customization of the Lobby, Game Lobbies, card backs and coins. There is a monthly maintenance fee, that entitles the operator to worldwide customer service twenty four (24) hours per day, seven days per week. This includes maintenance updates and a 30 day warranty period. Potential purchasers have a buy-out, option. New games are made available for a fee depending on the cost of developing the game and the potential increased revenues to the operator. The maintenance fee is still required for maintenance updates as long as the release is supported. A third option was requested several times which consisted of the back office purchase and games purchased individually. This option also requires a monthly maintenance fee for support and maintenance updates for the games they purchased. Hardware costs are excluded from the our fees.

WEBSPORTS(TM)

         We license webSports to licensed bookmakers. In March 1998, we released Version 1.5 and Version 1.6 in the Fall. The release included support for baseball and the introduction of Tax reporting, to support Australia and South Africa, along with support for Australian Regulators. We are currently developing Version 2.0 of webSports, which will be integrated into the ICE accounting and database back office, taking advantage of the development completed last year and running in the field since August of 1998. Version 2.0 will be introduced with a focus on International Sports Wagering, supporting such sports as: Cricket, Rugby, Golf, Football and others. The taxation and regulator items will be included. The product is targeted for July 1999, in time to have all customers ready for the American Football season.

WebSports is priced allowing the operator to receive all new Sports and enhancements to the product, including a customized Lobby. A monthly maintenance fee is required which provides for twenty four (24) hours per day seven days a week worldwide support, maintenance updates and a 30-day warranty period. As an alternative, a purchase price is available and new sports will be made available for a fee depending on the potential revenue for the client. The monthly maintenance fee is required for support and maintenance as long as the release is supported. Hardware costs are excluded from the fees.

BINGO BLAST(TM)

         In the late fall of 1998, we entered into an agreement with Cybergames Inc. (CYGA:OTC) where jointly they would provide a fund raising game for the First Lady of Costa Rica. The site will be called "Bingo of the Americas" and will provide the U.S Red Cross, and the American Cancer Society, with revenues. This agreement prompted the development of Bingo Blast which will be released and developed to the retail market in the second quarter of 1999. Bingo Blast is a multi-player, pari-mutuel progressive prize game. The design is based on the ICE platform, lowering development time and cost. Game play is intended to simulate the actual experience in a Bingo Hall. Each game has a minimum prize that is increased based on the number of cards purchased and has a progressive prize that increases until a player calls Bingo in a certain number of balls called. There are thirty (30) different Bingo patterns, customizable graphics and one of the first WE products to introduce rules and customer information in Spanish and English.

         Bingo Blast is priced similar to the ICE(TM)product. A monthly maintenance fee is required which provides for twenty four (24) hours per day seven days a week worldwide support, maintenance updates and a 30-day warranty period. Hardware is not included in the price.

LOTTO MAGIC(TM)

         Lotto Magic was designed and started into development in January 1999. The product utilizes the ICE database, accounting back office and the standard Microsoft tools and crypto-API. The product consists of Lotto whereby a player selects six numbers from a field of 49 or can select Auto Pick. The dates and times of drawings are posted on the site. Sales are divided into 4 configurable pools: those who match all 6 numbers, those who match 5 numbers, those who match 4 numbers. The numbers can be entered after a live drawing, or can be randomly generated. The product also includes three Instant Scratch Games: Wheel of fortune (a key number game); High Card (a high score game); and Match 3 (a three of six money match game). These instant Lottery scratch game tickets are created from a configurable size pool. Lotto Magic will be available in April and is already incurring a lot of interest. This product is the first that WE will introduce that provides help and rules in Spanish and English.

         Lotto Magic is priced consistent with our other products. Support is required and is priced at $1500 per month for new games and enhancements, and a 30-day warranty period. Hardware is not included in the price.

         For all our  products,  we provide  support for credit card  processing
through   processing  vendors  such  as:  Secure  Bank,   E-Payment   Solutions,
Cybersource(R)and Barclays. We also offer custom programming for a fee.

INDUSTRY OVERVIEW

         The internet is a global network of computers connecting millions of individual computers and more than 70,000 business, commercial, government and academic networks. This interconnectivity allows any one of these computers to transmit information to any other computer. Management believes that there is tremendous growth potential for internet products as consumer and business access becomes easier and more cost efficient. We estimate that there are already over 50 million Internet users, and the number of users is growing at a rate of 10% per month.

         The commodity pricing of powerful computers and the wealth of information available on the internet have all contributed to the creation of a vast market of consumers and business buyers. During the last three years, the number of internet service providers ("ISP's") in the United States alone has grown from roughly zero to over 3,000. Management attributes the influx of ISP's to several factors which include

         o        an increasing demand for connection to the internet
         o the internet offers significant marketing opportunities for a variety of products and services
         o providing internet connections requires minimum expertise and start-up costs

         The interactive gaming and wagering marketplace has become the next step in the gaming industry. Revenues from the worldwide gaming market exceeds $50,000,000,000. We estimate that gaming revenues derived from just internet gaming revenues will exceed $8,000,000,000 by the year 2000. The integrated interactive gaming and wagering (network gaming terminals, lotteries, internet, telephone) revenues will far exceed that amount.


         The existing customer base from the established gaming and wagering marketplace will be where the vast majority of these new revenues are derived. Building upon the gaming industry's high customer loyalty level, the existing gaming operators will be able to launch a new generation of gaming and wagering products to it's player base.

GROWTH STRATEGY

         Our current plan of operations is to expand its current worldwide account base by offering a complete interactive gaming & wagering product line. We will also seek to expand upon current information technology products and services in the form of international acquisition or mergers into existing operations. Achieving market acceptance for our services and products will require substantial marketing efforts and the expenditure of significant funds to create awareness and demand.


MARKETING

         Our marketing department has grown to seven employees in the last year. The focus is to market to established casino operators, licensed sportsbook and the cruise line industry. We initially sold in the Caribbean basin 1998; at present we have expanded the focus to South America, Australia, Europe and the Asian-African markets.


         A Director of Lotteries was hired in the fourth quarter of 1998 to focus on the lottery, charity and fund raising sectors. Effective March 31, 1999 a Vice President of Marketing and Sales will be added to the management team.

TRADEMARKS AND PATENTS

         We currently provide the market place with four products, all under names that are trade marked: Bingo Blast(TM), Interactive Casino Extensions
(TM), Lotto Magic(TM) and webSports (TM). All software contains copyright notices identifying the year and confidentiality. We are in the process of submitting 10 disclosures for patents covering the game engines, money management and back office architectures and functions.

COMPETITION

         All of the major companies operate as service bureaus installing and running the gaming products on their own servers and charging substantial service bureau fees of upwards to 40%.

         We sell our product to owners and expect them to own and run their business. We take a minimal royalty and provide all new games and enhancements at no additional fee. We also focus our marketing efforts on established gaming entities such as cruise ships, licensed book makers, respected charitable organizations and land based casinos. We sell the ability to expand and retain a current customer base.

         Service is provided twenty four hours per day, seven days per week along with the ability to remotely diagnose and fix all problems and provide upgrades. A standard business practice is on-site installation and a full week of training of all personnel at no additional fee.

EMPLOYEES

         As of May 24, 1999, we had thirty one (31) full-time employees in the Boca Raton, Florida office. We may also employ full-time and part-time consultants on an as-needed basis. We consider our relationship with our employees to be satisfactory.

RECENT DEVELOPMENTS

         On April 3, 1998, we entered into a Securities Purchase Agreement with The Shaar Fund, an Israeli venture fund, for the sale of 5,000 shares of the Convertible Preferred stock for $500,000. The Agreement also grants the purchaser the right to purchase up to an additional $2,500,000.00 in Convertible Preferred stock, at the same price as the initial 5,000 shares, of Convertible Preferred stock by April 2, 2000. The Convertible Preferred stock is convertible into our common stock at The Shaar Fund's option. When the Securities Purchase Agreement was signed, we entered into an agreement with The Shaar Fund to register all of the shares of the purchased securities and the common stock that may be issued upon the exercise of the The Shaar Fund's conversion rights. We filed a registration statement with the Securities and Exchange Commission for the registration of the shares of the Convertible Preferred stock and the shares of common stock issuable upon exercise of The Shaar Fund's conversion rights. The registration statement became effective and we will maintain the effectiveness of registration statement for the term of the above Agreement.

         On April 30, 1998, Hosken Consolidated Investments, Ltd., a South African corporation, purchased 1,250,000 shares of our common stock at $3.20 per share. We issued the shares to Hosken Consolidated Industries to fund operations in South Africa and to obtain additional working capital.

         On June 2, 1998 The Shaar Fund advanced $500,000 of the additional $2,500,000 and received an additional 5,000 shares of Convertible Preferred stock pursuant to the above agreement. The parties also amended the above agreement to eliminate the floor amount of $1.50 for the conversion price.

         On August 24, 1998, our wholly-owned subsidiary, AIE, Australia, Ltd. ("AIE") submitted an offer for the acquisition of the stock of an Australian listed company, Coms21. We offered Coms21 shareholders the equivalent of $.70
AUD per share in the form of our U.S. shares. We eventually accepted approximately 12,000,000 shares of Coms21, or approximately 10% of Coms21, in exchange for approximately 1,200,000 shares of our common stock and thereafter withdrew our offer for the rest of the Coms21 stock.

         On February 18, 1999 - we announced its intention to make an application to the Australian Stock Exchange, ("ASX"). AIE wishes to provide a market in Australia for AIE Shares, particularly for the convenience of its approximately 500 Australian resident shareholders. AIE has had preliminary discussions with representatives from ASX and believes it satisfies the ASX requirements regarding net tangible assets and spread of shareholders. Prior to listing on ASX, AIE will need to ensure, among other things, that:

o Its constituent documents are consistent with the listing rules of ASX and, as far as possible, with the Law;
o Its financial information is in accordance with standards acceptable to ASX;
o        Its clearing and settlement procedures are appropriate.

         To help facilitate a timely listing, AIE has engaged the Brisbane based law firm, McCullough Robertson and the Brisbane offices of Macquarie Nevitts Stock Brokers.

         On March 11, 1999 we entered into an agreement to sell our wholly owned subsidiary, The Eminet Domain, Inc. to Centerline Associates, Inc. The agreement called for the sale of 81% of its interest in the Eminet Domain, Inc. for $2,500,000, payable $100,000 in cash and $2,400,000 promissory note payable two years from closing. The closing date of the transaction was March 31, 1999.




MEDICAL PRODUCTS

         In February 1998, we entered into an agreement with ELG Health Management Services, an independent company based in South Florida to market the Atlantic International Medical products & services. ELG Health Management Services will be the sole marketer of the Atlantic International Medical products. ELG will provide us with 40% of the net profits from the sale and distribution of medical products. Currently, we have received no significant revenue from ELG.


INTERNET INDUSTRY OVERVIEW

         The internet had its origins in 1969 as a project of the Advanced Research Project Agency ("ARPA") of the U.S. Department of Defense. The network established by ARPA was designed to provide efficient connections between different types of computers separated by large geographic areas and to function even if part of the network became inoperative. Historically, the infrastructure was used by academic institutions and governmental agencies for remote access to host computers and electronic mail communications. Accordingly, the U.S. government historically provided the majority of funding for the infrastructure. However, as the modern internet developed and became commercial, funding shifted to the private sector. The number of worldwide internet users continues to increase significantly. In a recent government study, it was stated that traffic on the internet doubles every 100 days. Business use is growing the faster and as many as 62 million

         We lease approximately 5,150 square feet of office space in Boca Raton, Florida expiring on September 30, 2002 with a monthly rent of approximately $9,100. We believe that our existing facilities are adequate for our current needs and that additional facilities in its service area are available to meet future needs.

                                   Management

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers and their positions with us are set forth below.


          NAME                          AGE       POSITION
          ----                          ---       --------

          Norman J. Hoskin              64        Chairman of the Board,
                                                  Secretary and Treasurer

          Richard A. Iamunno            41        President, Chief Executive
                                                  Officer, Principal Financial
                                                  Officer and Director


          Martin V. McCarthy            42        Director

          Jeffrey L. Hurwitz            42        Director

          Marcel Golding                38        Director

          Dr. Leonard Haimes            70        Director

          Peter Lawson                  51        Director

         NORMAN J. HOSKIN has served as the Chairman of the Board, Secretary and Treasurer since July 16, 1996 and served as Chairman of the Board, Secretary and Treasurer of Atlantic since its inception in 1994. Mr. Hoskin served a Senior Vice President of Rentar Industries Group from 1972 to 1982, one of the largest transportation, warehousing and banking conglomerates in the United States. Mr. Hoskin was former Chairman of the Board of Tapistron International and Director and Officer of Trinitech System, Aquacare Systems, Consolidated Technologies , Spintek Gaming and American Artists Corporation . Mr. Hoskin is also a Director and Secretary of Aqua Care Systems.


         RICHARD A. IAMUNNO has served as a Director, the Chief Executive Officer and President since July 16, 1996 and served as a Director, the Chief Executive Officer and President of Atlantic since its inception in 1994. Prior to starting our business, Mr. Iamunno was President of Ameristar International, an investment banking firm which provided European-based companies with merger assistance into the U.S. public marketplace from December 1992 to June 1994. Mr. Iamunno's business experience includes positions as Senior Director of Marketing and Vice President of Western Union Corporation. Mr. Iamunno has in the past served as a Director of Tapistron International, as a Director and officer of Trinitech Systems, Inc.. Mr. Iamunno earned his Business degree from Drake University in Des Moines, Iowa.


         MARTIN V. MCCARTHY was appointed a Director in March of 1998. Mr. McCarthy was the President and CEO of IDD Enterprises, L.P. We was recently sold to Dow Jones and Company. Mr. McCarthy has been a pioneer in the online world for almost two decades. He has led organization of scale that have created, commercialized and deployed leading edge technologies in the areas of communications, information services and transactions. Prior to joining IDD in 1988, Mr. McCarthy served as Vice President, Office Message and Information Services at Western Union and was the youngest corporate officer in the firm's 130 year history. Mr. McCarthy has an MBA from Harvard University.

         JEFFREY L. HURWITZ was appointed a Director in March of 1998. Mr. Hurwitz had been the Managing Director of South African based Clinic Holdings since 1987. While at Clinic Holdings, it grew to 26 Hospitals with annual turnover of over $370,000,000. In November 1997 Mr. Hurwitz left Clinic Holdings under the terms of Agreement of Sale. Prior to Clinic Holdings, Mr. Hurwitz was employed as a Chartered Accountant with Deloitte & Touche. Mr. Hurwitz graduated from the University of Witwatersrand in South Africa with degrees in Commerce and Accounting.

         MARCEL GOLDING was appointed a Director in August of 1998. Mr. Golding is Chairman of Hosken Consolidated Investments (HCI) and Softline Holdings, as well as being a Director of JCI and Global Capital, which are all listed companies on the Johannesburg stock Exchange. In addition, he was the founding chairman of the Mineworkers Investment Company (linked to the National Union of Mineworkers), one of the two pioneering trade union investment companies in South Africa. He was elected the first Deputy General Secretary of the union in 1987 at the age of 26, and was re-elected on three additional occasions to this post of the Country's largest trade union. From 1994 to 1997 he served as a Member of Parliament, where he chaired the Minerals and Energy Committee and the Audited Commission, the oversight committee of the office of the Auditor-General. Mr. Golding holds a post graduate degree from the University of Cape Town.

         DR. LEONARD HAIMES was appointed Director in October of 1997. Since 1985, Dr. Haimes has been the Medical Director at the Haimes Centre Clinic in Boca Raton, Florida. As an expert in alternative care & medicine, Dr. Haimes is an often featured media speaker in the United States and internationally. Dr. Haimes was formally the Chief of Staff of the Nevada Clinic of Preventative Medicine. Dr. Haimes has a medical degree from Hahnemann Medical College in Philadelphia, PA.

         PETER H. LAWSON is currently a Director of an Australian Stockbroking House. Prior to this appointment he worked in the Banking and Finance Industry for over 15 years. The last 10 years was spent with Barclays Bank in Australia where he held various senior management positions. First as Branch Manager in Townsville with a staff of 15 and then a state manager in South Australia with a staff of 25. In 1994 he was elected to be Executive in Resident in the commerce faculty at the University of Queensland in Australia, where he lectured and held seminars for pre and post graduate students. His expertise is in the area of Corporate Advice, mergers, acquisitions, initial public offerings and equity raisings, especially in the small company sector. He has worked with, and advised, many small companies from start up situations to more the mature over the past 13 years. He has extensive experience in the Australian Equity Markets, with connections within the brokerage community as well as the institutional market. During that time he was also a director of two publicly listed Australian companies. He is currently a director of the Australian subsidiary of Atlantic and has advised us for the past two years. Mr. Lawson holds a degree in commerce from Queensland University in Australia and is a Certified Practicing Accountant and holds postgraduate qualified in finance from the Securities Institute in Australia.

EXECUTIVE COMPENSATION


The following table sets forth the total compensation for our executive officers during the year ended December 31, 1998, 1997 and 1996. No other executive officer's salary and bonus exceeded $100,000 for services performed for us during years.

                           SUMMARY COMPENSATION TABLE

             NAME AND                YEAR         SALARY($)        BONUS($)
        PRINCIPAL POSITION

       Richard A. Iamunno             1998        $ 144,000          -0-
       President and Chief            1997        $  91,000          -0-
       Executive Officer                                             -0-


       Norman J. Hoskin               1998        $ 144,000          -0-
       Chairman  of the Board         1997        $  91,000          -0-


         The columns for "Other Annual Compensation" and "Long-term Compensation" have been omitted as there is no compensation required to be reported in columns. The aggregate amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of salary and bonus. In addition, the Option Grants in Last Year Table and Aggregated Option Exercises in Last Year and Year End Option Values Table have been omitted as the above named executive officer was not granted any options during the last year and owns no options.

BOARD OF DIRECTORS COMPENSATION

         We do pay directors who are also executive officers for service on the Board of Directors. Directors receive $1,500 per meeting and are reimbursed for their expenses incurred in attending meetings of the Board of Directors.

LONG-TERM INCENTIVE AND PENSION PLANS

         We do not have any long-term incentive or defined benefit pension plans.

OTHER

         No director or executive officer is involved in any material legal proceeding in which he is suing us or he will receive a benefit from the legal proceedings.

EMPLOYMENT AGREEMENTS

         We currently have employment agreements with Messrs. Iamunno & Hoskin. They will continue to serve as our President and Chief Executive Officer, Chairman of the Board, Secretary and Treasurer respectively. It is anticipated that as compensation for their services, we will pay Messrs.

Iamunno and Hoskin base salaries of $144,000 each per annum, respectively which shall be subject to annual increases of 10%. The agreements will continue for three years and will expire in the year 2000. Other than the aforementioned agreements, we have not entered into any other employment agreement with any of its officers, directors or any other persons and no agreements are anticipated in the immediate future.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Charter and Bylaws provide that we shall indemnify all directors and officers to the full extent permitted by the Delaware Corporation Law. Under provisions, any director or officer who, in person's capacity as , is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board determines director or officer acted in good faith and in a manner director reasonably believed to be in or not opposed to our best interest. The Charter, Bylaws, and the Delaware Corporation Law further provide that indemnification is not exclusive of any other rights to which individuals may be entitled under the Charter, the Bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

         We have power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss incurred by person in any capacity or arising out of his status as , whether or not we would have the power to indemnify person against liability under Delaware law.


Security Ownership Of Certain Beneficial Owners And Management

         The following table sets forth, as of May 24, 1999, information regarding the beneficial ownership of our common stock by each person we know to own five percent or more of the outstanding shares, by each of the directors and officers, and by the directors and officers as a group. As of May 24, 1999, there were outstanding 12,273,587 shares of our common stock.

o Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days.

o Unless otherwise indicated, all addresses are at our office at 200 East Palmetto Park Rd., Suite 200, Boca Raton, Florida 33432.

Name and Address of Beneficial Owner       Amount of
                                           Beneficial              Percent of
                                           Ownership               Class

Norman J. Hoskin                           1,111,935               8.68%

Richard A. Iamunno                         1,133,270               8.85%

Marcel Golding                             1,250,000               9.76%

Martin V. McCarthy                           125,000               0.98%

Jeffrey L. Hurwitz                           N/A

Dr. Leonard Haimes                             8,333               0.06%

The AWIXA Trust                              514,536               4.01.0%
C/o Mello, Hollis, Jones & Martin
31 Church Street
Hamilton, Bermuda

The Kunni Lemmel Trust                       686,868               5.36%
C/o Mello, Hollis, Jones & Martin
31 Church Street
Hamilton, Bermuda

All Officers and Directors as a Group      4,829,942               37.70%
(5 persons)


                          Description Of Capital Stock

         We have an authorized capital of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of Preferred stock, par value $0.001 per share. As of May 24, 1999, 12,130,307 shares of common stock were outstanding, held of record by 827 persons, and 10,000 shares of Preferred stock were outstanding.


Common Stock


         The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the Board with respect to any series of Preferred stock, the holders of common stock exclusively possess all voting power. Subject to any preferential rights of any outstanding series of our Preferred stock, the holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights. The outstanding shares of common stock are, and the shares, upon issuance and sale as contemplated will be, duly authorized, validly issued, fully paid and nonassessable.


Convertible Preferred Stock

         The Shaar Fund was the sole holder of shares of our Convertible Preferred stock. The Shaar Fund had purchased a total of $1,000,000 of the Preferred stock and has an option to purchase another $1,500,000. There are no shares of Convertible Preferred stock currently outstanding since The Shaar Fund has converted all of its shares of the Convertible Preferred stock. The Shaar Fund has the right to convert the Convertible Preferred stock for the common stock based on a formula which roughly equates to 78% of the trading price for our common stock on an average of several business days. The holder of the Convertible Preferred stock has the right to require registration of the common stock into which the Convertible Preferred stock may be converted.

Other Preferred stock

         We may issue other preferred stock of a different class from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to, and imposed upon, any series of Preferred stock and to fix the number of shares of any series of Preferred stock and the designation of any series, subject to the consent of the existing holders of Preferred stock in instances. The issuance of Preferred stock could be used, under circumstances, as a method of preventing our takeover and could permit the Board of Directors, without any action of the holders of the common stock to issue Preferred stock which could have a bad effect on the rights of holders of the common stock, including loss of voting control.

Registration Rights

         Following this offering, no shareholders of our common stock will have rights to register those shares for sale to the public under the Securities Act of 1933, as amended (the "Securities Act").

Certain Provisions of our Charter and Bylaws and of Delaware Law

         General

         Our Charter and Bylaws contain provisions that could make difficult the acquisition of control of us by means of a tender offer, open market purchases, proxy fight or otherwise. These provisions may discourage types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of us first to negotiate with us. We believe that the benefits of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure us outweigh the disadvantages of discouraging proposals because, among other things, negotiation of proposals could result in an improvement of their terms.

         Our Certificate of Incorporation and By-laws contain provisions which may deter, discourage, or make more difficult the assumption of control of us by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares of common stock (100,000,000) the authorization of the Board of Directors to issue Preferred stock as described above and the prohibition of cumulative voting. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest as the offer might include a premium over the market price of our capital stock at the time. In addition, these provisions may have the effect of assisting our current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of our business.

Set forth below is a summary of provisions in the Charter and Bylaws.

         Delaware General Corporation Law

         We are subject to the provisions of Section 203 of the Delaware Corporation Law. Section 203 provides, with exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of person who is an "interested stockholder" for a period of three years from the date person became an interested stockholder unless

o the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder
o the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding employee stock plans) or
o on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

An "interested stockholder" is defined as any person that is (x) the owner of 15% or more of the outstanding voting stock of the corporation or (y) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year-period immediately prior to the date on which it is sought to be determined whether person is an interested stockholder.

         Limitations on Directors' Liability

         The Charter contains provisions to

o eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty (other than breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware Corporation Law or for any transaction from which the director derived an improper personal benefit)

indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Corporation Law, including circumstances in which indemnification is otherwise discretionary.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we has been advised that, in the opinion of the Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

                                 Transfer Agent


The Transfer Agent and Registrar for the common stock is Continental stock Transfer & Trust Company, New York, New York.

                              Change Of Accountants

         On January 30, 1997, the Board of Directors dismissed Buchbinder Tunick & Company LLP as our independent accountants and on March 5, 1997 appointed Moore Stephens, P.C. as our new independent accountants. Buchbinder Tunick & Company LLP has not reported on any of our financial statements. Since, December 19, 1996 (the date on which Buchbinder was engaged as our independent accountants), there were no disagreements between us and Buchbinder Tunick & Company LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Buchbinder Tunick & Company LLP, would have caused Buchbinder Tunick & Company LLP to make a reference to the subject matter of the disagreements in connection with its reports.

                              Selling Stockholders

         The selling stockholders either received their stock as part of the exchange offer made by us to COMS21, Ltd. or as consideration for services performed for us in introducing us to institutional investors.


         The following table contains
o the number of shares of common stock beneficially owned by the selling stockholders as of December 31, 1998
o the number of shares of common stock to be offered for resale by the selling stockholders
o the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after completion of the offering.

The selling stockholders have not had a material relationship with us during the past three years.

                                     No. of Shares
                                     of Common Stock
                                     Beneficially Owned     Percentage of Shares
            Name                     and Offered            beneficially owned
---------------------------          -------------------    --------------------
     Larry John Adler                      5000                   *
     Mr Darren Wayne Allen                 1820
     Allied Ifs Pty Limited                6000
     Allied Systems Pty Limited            6000
     Amellen Pty Limited                  10000
     Mr Mario Amoroso                     20000
     Mr Ronald S Anderson                  6000
     Mr Phillip John Annett                2000
     Anz Nominees Limited                 27500
     Mr David John Arney                   6000
     Ashdot Pty Limited                   17000
     Mr Michael Aurisch                   10000
     Austen Gains Consolidated
       Pty Limited                        11111
     Austrust Limited                     66364
     Aviva Pty Ltd                         5000

    Aymjay Pty Limited                    29000
    Bagden Pty Ltd                        41000
    Mrs Helen Bailey                       4000
    Mr Joe Bandiziol                       4000
    Mr Brian Joseph Barker                 2000
    Mr Trevor James Barker                 3000
    Mr Raymond Vincent Barlow              5000
    Ms Jeanette B Barnes                  30000
    Barrington International Pty Ltd       8000
    Mr Timothy Oliver Bayley &
      Mrs Anita Mary Bayley               30000
    Mr Hans Helmut Beier &
      Mrs Kay Kakabok Beier               15000
    Benefit Farm Pty Ltd                  20000
    Ms Carol Glen Bennetto                 9000
    Mrs Valerie Louise Bennetto           18000
    Mr George Berry                        5000
    Mrs Diana Bienkiewicz                  1200
    Miss Christine Patricia Biggs          8300
    Miss Jennifer Ann Biggs               26500
    Miss Margot Jane Biggs                11500
    Birapoint Pty Ltd                     15000
    Mr William Nicholas Blandford          1000
    Mr Willi Boehm                        90909
    Dr Graham Ross Bonnette                1000
    Mr Andrew Boorer                       9000
    Mr Christopher Booth                   1500
    Bow Lane Nominees Pty Ltd            837000
    Mr Darryl Bowling                     10000
    Mrs Judith Dianne Bowling             10000
    Mrs Wendy Leak Bradford                3300
    Mr Nicholas Brinkley                   1000
    Mr Adam Brown                         50000
    Ms Bernice Olive Brown                 4000
    Mr Derek Brown                         1000
    Mr Gavin Buchanan                      1000
    Miss Gloria Carolyn Dawn Burn          5000
    Mr Mervyn Leighton Harold              7000
    Busmack Pty Limited                   10000
    Mrs Doris Butler                       2000
    Mr Troy Steve Butler                   2000
    Mr Terence Peter Buxton                 550
    Mr Desmond Andrew Byrne
      & Mrs Gloria Blanche Byrne          11100
    Mrs Dorothy Cairns                     3500
    Mr Sean Douglas Cairns                 7270
    Mr Edmund J N Callanan                 3000
    Mr Celeste Camillo                     1000
    Mr Per Ejner Carlsen                  10000
    Mrs Fay Dawn Carrick                  30000
    S J Casher                             4400

    Mr Tony Raymond Castleman             89200
    Mr Albert Cavallo &
      Mrs Giulia Cavallo                   3000
    Celere Pty Limited                    20000
    Cglw Nominees Pty Ltd                  5000
    Chase Manhattan Nominees Limited      20000
    Mr Ming Fat Chen                      12000
    Mrs Edna Chien                        25000
    Mr Barry James Christie                8000
    Mrs Sok Ngy Chung                     66000
    Citicorp Nominees Pty Limited        112200
    Mr John Cleave Clemow &
      Mrs Lynn Roberta Clemow              4300
    Mr Frank Coker &                       1000
    Mrs Annette Coleman                    8000
    Mr George Austin Colman                4000
    Mr Nicholas Antony John Connor        10527
    Mr Timothy Connor                     10356
    Mr Mauro Consalvi                     10000
    Mrs Jeanette Patricia Cooper           1950
    Mrs Jennifer Cooper                    1000
    Ms Nadina Cooper                        200
    Coppertech Pty Ltd                    72000
    Mr Michael Wayne Cottier               2000
    Mr Alan John Couch                     2250
    Mr Ian Crabb                           2000
    Mr Ian Maxwell Crabb                  12500
    Mr Thomas Macdonald Crabb             10000
    Mr Noel Gregory Craske &
      Ms Margaret Irene                   10000
    Cush Timbers Pty Ltd                  85000
    Mr Ian Cuthbertson                     5000
    Mr Ian Robert Cutmore                  1052
    Mr Brett Lionel Dale                   4500
    Data Channel Pty Limited              20000
    Mr Neil Alan Davidson                  2000
    Mr Martin Davies                       2000
    Mr Allan George Davis                   800
    Mr Christopher Day                    10000
    Ms Pauline Ann Day                    10000
    Ms Hazel Claire Deane &
      Mr Daine Deane & Ms Nicky Deane     11372
    Mrs Annette Cecilia Debenham           8000
    Mr Barry Allan De Crummere             4000
    Moira Charlotte De Steiger             5000
    Mr Mark Dixon                          4000
    Mr Raymond Doak &
      Mrs Alysum Doak                      6000
    Mr Robert Irvin Doig                   8000
    Mr Ronald Munro Don                    5000
    Mr Kenneth Edward Dorrell             12000
    Double Green Pty Ltd                  40000
    Drilling Investments Pty Ltd          29000

    Drilling Investments Pty Ltd         160000
    Mr Arthur Kent Duffield &
      Mrs Marjorie Duffield                6000
    Mr Warren Dunbar                       5000
    Mr Ronald Stanley Dupen
      & Mrs Rondalyn Dupen                15000
    Duskdell Pty Limited                  20000
    E & A Frino Pty Limited               10000
    Mr Neville Frank East &
      Mrs Pamela East                      8000
    Edenlee Pty Ltd                       20000
    Ms Christine Egan                      5000
    Mrs Sandra Joan Emery                 10000
    Fabemu No 2 Pty Limited              285000
    Mr Tony Farrugia                       4000
    Ms Lauren Favretto                     4000
    Ms Nicole Favretto                     4000
    Mr Peter Favretto                      4000
    Mrs Elizabeth Anne Fielding           14700
    Mr Melvin Legh Fisher                 10000
    Mrs Shirley Fladun                     2108
    Mr Richard Alan Florence               8300
    Mr Michael Daniel Flynn &
      Mrs Jann Maree Flynn                 1000
    Dr Geoffrey Hunter Ford               10000
    Mr Dario Forner                        4000
    Fos Nominees Pty Limited              10900
    Mr Russell France &
      Mrs Julie Halsall France             2000
    Mr Noel Wayne Franks &
      Mrs Marian Joan Franks              40000
    Ms Stella Rose Freund                  9600
    Mr Raymond Albert Fricker              1000
    Mr Andrew Fryer                       12500
    F W Mitchell Pty Ltd                  18000
    Sir William Gage &
      Lady Penelope Gage                  30000
    G C Black Nominees Pty Ltd            10000
    G D Braybrook Pty Ltd                 10000
    Mr Lennard Edward Genoni               2000
    Geoff Ward & Associates Pty Limited   10000
    Mr Anthony Humphrey Germain &
      Mrs Moya Soong Germain              60000
    Mr Anthony Humphrey Germain &
      Mrs Moya Soong Germain              70000
    Mr Richard Mark Germain              300000
    Giant Nominees Pty Ltd                25000
    Mr Howard William Giles                1000
    Gladewest Pty Limited                643891
    Gladstone River Pty Ltd               40000
    Miss Samantha Jane Glencross          12000
    Golsan Pty Ltd                        10000
    Golsan Pty Ltd                        10000
    Mr Olly Goodwin                       40000
    Mr Olly Goodwin                       60000
    Ms Katherine Marion Gould             20000
    Ms Belinda Jennifer Grant              8000

    Mr Peter George Gray &
      Mrs Anna Patricia Gray              30000
    Mr Peter George Gray &
      Mrs Anne Patricia Gray              10000
    Mr Paul Ellis Green                    6000
    Dr Kathleen Griffiths                  6000
    Mr Ronald Ivor Griffiths              22150
    Mr Geoffrey Allen Groth &
      Mrs Kathleen Mary Groth              3000
    Mr Mark Stephen Groves &
      Mrs Karen Patricia Groves            2500
    Ms Elina Gunawan                       1000
    Mrs Dorothy Anne Gurevitch            10000
    Mr Mark Andrew Haigh                  82000
    The Hale Agency Pty Limited          265585
    The Hale Agency Pty Ltd              355673
    Mr Michael Bernard Hale               19500
    Mr Raymond George Halford              2043
    Mr Colin James Hall                   19320
    Sydney Keith Hall                     10000
    Mr Alan Ross Hamilton                  5563
    Mrs Gloria Juliet Hammond             10000
    Dr Anthony John Hanks &
      Mrs Vicki Joyce Hanks               25000
    Mrs Sandra Anne Harding               10000
    Ms Robin Haswell                      20000
    Ms Ronda Rosamond Hatch               20000
    Mr Rodney James Hatchett              15000
    Mr Keith Ernest Hawton &
      Mrs Lorraine Susan Hawton           56000
    Mr Keith Ernest Hawton &
      Mrs Lorraine Sue Hawton             54000
    Ms Marlene Hay                        10000
    Mr Paul Anthony Heath &
      Mrs Genevieve Maria Heath            3900
    Mr John Lewis Henden                   3000
    Mrs Gisella Henry                      2750
    Mrs Mary Heron                        10000
    Mr Christopher James Hing             20000
    Mr Ian Harold Hobbs                   12000
    Mr Rodney Mark Hobbs                   2000
    Dr Trevor Ian Hobbs                   10000
    Dr Trevor Ian Hobbs                   10000
    Mrs Marlene Holmes                     5000
    Ms Dianne Mary Hudson                  8000
    Mr Carl Hulton &
      M/S Ann Viney                        4000
    Mr Brian Ross Humphries               10000
    Mrs Kerin Louise Hurrell              10000
    Mr Jerry Ianno                         1000
    Invia Custodian Pty Limited           46000
    Mr Andrew Rhys Jackson                10000
    Mr Graham Norman Jackson               4000
    Jadana Pty Limited                     4000
    Maj Gen William Brian James            1000
    Janase Investments Pty Limited       200019
    Mr Scott Jenkins                      15000

    John T Jennings Pty Ltd                4000
    Ms Jill Johnstone                      5500
    Mr Graham Mitchell Jones              12000
    Mr Robert James Judd                   4000
    Juletta Pty Limited                   20000
    K Biggs Enterprises Pty Limited      150000
    K Biggs Enterprises Pty Ltd          818182
    K Biggs Enterprises Pty Ltd          200000
    K Biggs Enterprises Pty Ltd           80000
    Kalina Holdings Pty Ltd               20000
    Mr Stanley Karantoni                   5000
    Mrs Erna Kathriner                     2000
    Mr Robert Charles Keyes                9300
    Mrs Patricia Rose King                10000
    Mr Robert John King                   10000
    Ms Susan Rosalie King                  4000
    Mr Richard Allen Kirby                 4400
    Kirkby Investments Pty Limited       370182
    Mr Andrew Peter Henry Kiss             5000
    Ms Anita Catherine Kuffner             8000
    Ms Anita Catherine Kuffner             5221
    Mr John Lak                            4000
    Miss Kim Elizabeth Lakatos             2000
    Mr Benjamin Lancsar                    2500
    Mrs Hui Yun Lao                        4000
    Larkdell Pty Limited                  20000
    Mr Jeremy Lasek                        2500
    Mr Yuk Wing Leung &
      Mrs Yim Ling Ho Leung                5000
    Mrs Robyn Lucy Lewis                   2000
    Lewnor Pty Ltd                         5000
    Mr Jonathan Liew                      40000
    Mr Craig Lilienthal                    8000
    Ms Shirley May Lilienthal             18000
    Lisdoon Management Pty Ltd            45000
    Lotta Nominees Pty Ltd                18000
    Mrs Cathy Lozier                      55513
    Miss Lesley Ludkin                     1000
    Mrs Sharren Leanne Ludlow              1000
    Luton Park Pty Ltd                    12000
    Mr Blake Lynn                         10000
    Mr Andrew Grant Macdonald &
      Mrs Lisa Janet Macdonald             5000
    Mrs Joanne Mary Macdonald              2000
    Mr Anthony Magnus                     30000
    Mango Nominees Pty Ltd                30000
    Mr Robert Marr                        90000
    Mr Gary Martin                         1800
    Mr Yutaka Maruta &
      Ms Mie Urayama                      20000
    Mr Donald Mazlin                      10000

    Mr John Fitzgerald Mccarthy            3000
    Miss Inda Marie Mccauley               5000
    Mr Perry Mcgill &
      Ms Charlene Beale                    3250
    Mr Bruce Ian Mcintyre                  1000
    Mrs Gayle Magaret Mckew &
      Mr Wayne Kenneth Mckew               2000
    Mr Michael Mclagan &
      Mrs Pat Mclagan                     20000
    Mr Michael Mclagan &
      Mrs Pat Mclagan                     20000
    Mr Barry Robert Mclean &
      Mrs Louise Mclean                    5000
    Mrs Lois Mcnamara                      6000
    Mr Mark Mcnamara &
      Mrs Maybron Mcnamara                17365
    Mr Ewen John Mcpherson                20000
    Mr Trevor Mcpherson                  177273
    Mr John William Meads &
      Mrs Wendy Edna Meads                40000
    Mr John William Meads &
      Mrs Wendy Edna Meads                15000
    Mentoran Pty Limited                  20000
    Mentoran Pty Limited                  10000
    Mr David Wheeler Mercer &
      Mrs Dianne Esther Mercer            10000
    Mibran Services Pty Limited           12000
    Miss Betty Lorraine Miller            10000
    Mr Geoffrey John Mitchell              2000
    Mr Maxwell Mitchell                    2000
    Mr Gerald Chan Yin Mok &
      Miss Alza Tsui-Yan Wong              5000
    Mulbridge Pty Limited                 10000
    Mr Enoch Muriti                        2000
    Ms Derryth Nash                        7500
    Mrs Wendy Nash                         5300
    Nasir Dean Pty Limited                40000
    Nasir Dean Pty Ltd                    30000
    National Nominees Limited            110000
    Mr Atul Chandra Nayak &
      Mr Kurt Francis                      5000
    Irena Nebenzahl                       25000
    Mr John Edward Neilsen                 4000
    Mr Richard Jones Neves                 2000
    Miss Elisha Gay Newman                 1000
    Miss Erin Clare Newman                 2000
    Mr Grant Peter Newman                  3000
    Mr James Patrick Newman               10000
    Niab Holdings Pty Limited             65455
    Mr Brian Gregory Nicholls &
      Mrs Mary Nicholls                    9400
    Mr Herbert Nixon &
      Mrs Joy Nixon                        2000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Ltd             20000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Ltd             10000

    Noray Investments Pty Ltd              8000
    Noray Investments Pty Ltd              4000
    Noray Investments Pty Ltd             20000
    Noray Investments Pty Ltd             12000
    Noray Investments Pty Ltd             10000
    Noray Investments Pty Limited         10000
    Nordsvan Pty Ltd                      10000
    Mr John Frederick Nunn                 6000
    Mr Peter O'brien                      10000
    Mrs Traci Leanne O'brien              17500
    Mr Richard Charles Ochojski            8000
    Mrs Nicola Jane O'neill               45454
    Overshire Pty Ltd                     10000
    Mr Bruce Paige &
      Mr Sean Lawson                       2000
    Pal Nominees Pty Ltd                  10000
    Ms Fiona Heather Patten                4000
    Mr Robert Penfold &
      Mrs Susan Penfold                    2272
    Mr Anthony Desmond Percival            1000
    Mrs Shirley-Ann Percival               5000
    Perpetual Custodians Limited          10000
    Mrs Narelle Joan Peters                4000
    Miss Margerita Pietilainen             6000
    Mr Hugo Pikse                          4000
    Mr Beno Pipersberg &
      Mrs Evelyne Pipersberg               7000
    Mr Shaun Polovin                       6000
    Taryn Polovin                          6000
    Mr Joseph Pongrac                      4000
    Mr Selvam Ponnuthurai                  3500
    Ponton Investments Pty Ltd            40000
    Mr Stephen John Powell                11111
    Mr John Peter Price                    3000
    Primerate Investments Pty Ltd          4000
    Mr Mark Provost                         500
    Mr Ian Pynt                           10000
    Pyrotherm Pty Ltd                     10000
    Quest Traders Pty Ltd                 10000
    Mrs Jennifer Michelle Radford         27273
    Ms Rosemary Louise Radford             6000
    Radio & Television
      Academy Pty Limited                  5000
    Ms Leanna Patricia Ralph &
      Mr Spyros Sideratos                 10000
    Ms Annette Joy Randall                 4000
    Mr Emilio Rao &
      Mrs Carmen Rao                       5000
    Raptai Holdings Pty Ltd                6000
    Ms Patricia Anne Reibelt               4000
    Mr Anton Renkema                      10000
    Mrs Llayana Valetta Richards         147000
    R J Pty Limited                       10000
    Mr Gregory Samuel Robson              13000

    Mr Gregory Samuel Robson               2633
    Mr John Leonard Maxfield Rogers
    & Mrs Sylvia Mary Rogers               5000
    Ms Sandra Rose                         4300
    Mrs Debora Kay Rossiter                1897
    R W Wilkins & Associates Pty Ltd       4000
    Ryan Consultancy Group Pty Ltd        18000
    Saltbush Nominees Pty Ltd            200000
    Sardon Investments Pty Ltd            10000
    Mr Martin Satterthwaite                2000
    Mr Geoffrey Saxton &
      Mrs Norma Saxton                     2000
    Mr Claude George Scarfidi &
      Mrs Leonie Elizabeth Scarfidi        8000
    Mr Olav Schappacher                    1000
    Mr Alan Rodney Schwab &
      Mrs Lolita Acabodillo Schwab         5000
    Mrs Katrina Louise Scott              20000
    Mr Edgar Sediey & Mrs Mabel Impieri  100000
    Mr Karl Seidler                        8772
    Mr Greg Seymour                        1650
    Mr George Francis Shanton &
      Mrs Lesley Anne Shanton             16000
    Mr Robert Shaw                         2000
    Mr David Wayne Shields &
      Mrs Browyn Clara Shields             2500
    Ms Susan Shing                         2000
    Silmar Pty Limited                    30000
    Sinomer Pty Ltd                       10000
    Skyglen Pty Ltd                        8000
    Mr Graeme Ian Smail &
      Mrs Helen Elizabeth Smail            1000
    Mr Samer Smair                        20000
    Mr Shaun Anthony Smith                 1220
    Mr Steven Smith                        4400
    Mr Michael Joel Solomon &
      Mrs Rosemary Solomon                18000
    Ms Nina Solomons                      11500
    Mr Tack Kuang Soon                    30000
    Spicer Management Pty Limited         20000
    Stephens Enterprises Pty Ltd          32000
    Stevac Pty Ltd                        62905
    Mrs Kathleen Stevens                   8000
    Mr Alan James Stewart                 40000
    Mrs Sandra Marion Still                5000
    Mr Mario Anthony Stivala               5000
    Mr John Michael Stott &
      Mrs Priscilla Frances Stott         10000
    Mrs Lesley Edna Strange               18000
    Mr William Edward Strange             19000
    Mr Chiung Yu Su                        3000
    Mrs Kalaichelvi Sundararaju            5000
    Surostyle Pty Ltd                     10000
    Mrs June Marie Swan                    4000
    Mr Maxwell Owen Sweetman               6000
    Sydney Allen Holdings Pty Ltd         10000
    Mr Peter Frank Sydney                 10000

    Mr Mark John Sykes                     5800
    Systemlink Pty Limited                35000
    Mr Nabih Taleb                        22000
    Ms Kim Lai Tan                        36000
    Mr Kim Seong Tan                      10000
    Tasa Nominees Pty Ltd                303000
    Teakhold Pty Limited                 177000
    Terelba Pty Limited                   20000
    Dr Deo Tewari                         25000
    Theunar Pty Limited                    1325
    Mrs Carol Ann Thompson                 4000
    Mr Glen Thorpe &
      Mrs Lorna Thorpe                     6000
    Mr Glen Campbell Thorpe                2500
    Mr Fan Him Tjan                       10000
    Mr Thomas Alexander Tonkin            10000
    Mr Vince Torcasio                      4000
    Trapdoor Pty Ltd                      10000
    Mr Nicolas Tsotsos &
      Mrs Angela Tsotsos                  18000
    Mr Michael Turano &
      Mrs Antoinette Turano               10000
    Mr Phillip Tustin                     40000
    Mrs Leigh Robyn Van Haalen             4000
    Mr Troy Van Heemst                     1000
    Ms Mary Therese Vaughan               10000
    Ms Veronik Verkest                     6000
    Mr Ben Mark Vigilante                  1520
    Viper Investments (Australia)
      Pty Ltd                             10000
    Viper Investments Pty Limited         20000
    Mrs Sara Elizabeth Wakeling            8000
    Mrs Judith Anne Walding                2000
    Miss Carol Ann Wallbank                1600
    Mrs Helen Margaret Wallbrink &
      Mr Robert John Wallbrink             2000
    Mr David Charles Wallis                5800
    Wei Jian Wan & Jing Jing Wang          8000
    Wangi Man Pty Ltd                     20000
    Mr Robert Murdoch Wardlaw               255
    Mr John Watson & Mr Robert Harrod      1000
    Mrs Margeret Irene Weiss               7000
    Mr Geoffrey Brian Wells                5000
    Mr John Charles Wells                 10000
    Mrs Wendy Whatson                      5000
    Mr Anthony John Wheeler                1000
    Mrs Edith Wheeler                       500
    Mr Geoffrey Whitaker &
      Mrs Margaret Ellen Whitaker         35000
    Mr David Floyd White                   8300
    Wica Investments Pty Limited          70000
    Wilf Barker Australia Pty Ltd         10000
    Mr Larry Robert Williams &
      Mrs Diana Margaret Williams          5000
    Mr Peter Richard Williams             25000

    Mr Alexander Richard Wilson &
      Mrs Grace Margaret Wilson           20000
    Mr Alexander Richard Wilson           10000
    Mr John Walby Wilson                  20000
    Mr Graeme Joseph Wiseman               4000
    Mr Ming Wong                           2500
    Mrs Siew Yun Wong                     12000
    Mr Simon Shing Tak Wong               10000
    Woodhouse Nominees Pty Ltd            16559
    Mr Alistair Gordon Worrall            20000
    Mr Bruce Wyatt & Mrs Nancy Wyatt      20000
    Mr Brant William Yench                 1000
    Mr Norman John Yench &
      Mrs Lynda Gaye Yench                 3000
    Mr Donald Charles Young               16000
    Mr Hubert Zochling                     1000
    Mrs Livia Zsido                       15000
    Mr Steven Andrew Zuckerman            19000
    Mr Alexander James Zylberberg          4000
    Monness, Crespi, Hardt & Co., Inc.   150000
--------------------------------------------------------------------------------

As to all of the selling stockholders, they each have less than 1% of our stock before this Offering and each selling stockholder will have 0% after this Offering assuming they sell the stock listed above. We assume that all common stock offered by the selling stockholders will be sold.


We can not be sure that the selling stockholders will opt to sell any of the shares of common stock offered. To the extent required

o the specific shares of common stock beneficially owned by sellingselling stockholders
o    the public offering price of the shares to be sold
o the names of any agent, dealer or underwriter employed by sellingselling stockholders in connection with any sale
o any applicable commission or discount with respect to each offer will be set forth in an accompanying prospectus supplement.

            THE SHARES COVERED BY THIS PROSPECTUS MAY BE SOLD FROM TIME TO TIME SO LONG AS THIS PROSPECTUS REMAINS IN EFFECT; PROVIDED, HOWEVER, THAT THE SELLINGSELLING STOCKHOLDERS ARE FIRST REQUIRED TO CONTACT OUR CORPORATE SECRETARY TO CONFIRM THAT THIS PROSPECTUS IS IN EFFECT. THE SELLINGSELLING STOCKHOLDERS EXPECT TO SELL THE SHARES AT PRICES THEN ATTAINABLE, LESS ORDINARY BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS AS APPLICABLE.

            SELLING STOCKHOLDERS AND ANY BROKER OR DEALER TO OR THROUGH WHOM ANY OF THE SHARES ARE SOLD MAY BE DEEMED TO BE UNDERWRITERS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 WITH RESPECT TO THE COMMON STOCK OFFERED AND ANY PROFITS REALIZED BY THE SELLING STOCKHOLDERS OR BROKERS OR DEALERS MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS. BROKERS' COMMISSIONS AND DEALERS' DISCOUNTS, TAXES AND OTHER SELLING EXPENSES TO BE BORNE BY THE SELLING STOCKHOLDERS ARE NOT EXPECTED TO EXCEED NORMAL SELLING EXPENSES FOR SALES OVER-THE-COUNTER OR OTHERWISE, AS THE CASE MAY BE. THE REGISTRATION OF THE SHARES UNDER THE
SECURITIES ACT OF 1933 SHALL NOT BE DEEMED AN ADMISSION BY THE SELLING STOCKHOLDERS OR US THAT THE SELLING STOCKHOLDERS ARE UNDERWRITERS FOR PURPOSES OF THE SECURITIES ACT OF 1933 OF ANY SHARES OFFERED UNDER THIS PROSPECTUS.

                              Plan Of Distribution

            This prospectus covers 1,366,667 of our common stock. All of the shares offered are being sold by the selling stockholders. The Securities covered by this prospectus may be sold under Rule 144 instead of under this prospectus. We will realize no proceeds from the sale of the shares by the selling stockholders.

            The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may sell the shares offered from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. In addition, from time to time the selling stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives thereof, and may sell and deliver the shares in connection therewith.

            From time to time the selling stockholders may pledge their shares with their brokers. Upon a default by the selling stockholders, the broker may offer and sell the pledge shares.


            The selling stockholders' sales may be effected by selling the shares to or through broker-dealers, and broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the shares may be deemed to be underwriters within the meaning of Section 2(a) (11) of the Securities Act and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders will pay any transaction costs associated with effecting any sales that occur.

            In order to comply with the securities laws of states, if applicable, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers. In addition, in states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by usand the selling stockholders.

            Any broker-dealer acquiring common stock offered may sell securities either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any sales may be at prices then prevailing on Nasdaq, at prices related to prevailing market prices or at negotiated prices to its customers or a combination of methods. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of Regulation M, which may limit the timing of the purchases and sales of shares of common stock by the selling stockholders.


            The selling stockholders is not restricted as to the price or prices at which it may sell its shares. Sales of these shares may have an adverse effect on market price of common stock. Moreover, the selling stockholders is not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of our common stock.

            We have agreed to pay all fees and expenses incident to the registration of the shares , except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the selling stockholders.

            This prospectus also may be used, with our consent, by donees or other transferees of the selling of the selling stockholders, or by other persons acquiring the common stock under circumstances requiring or making desirable the use of this prospectus for the offer and sale of shares.


                                  Legal Matters

            The validity of the shares will be passed upon for us by its counsel, Harry Winderman, Esq., Boca Raton, Florida.


                                     Experts

            The financial statements of Atlantic International Entertainment, Ltd. at December 31, 1998 and 1997, appearing in this registration statement have been audited by Moore Stephens, P.C., our independent auditors.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN GIVEN ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THE INFORMATION CONTAINED OR INCORPORATED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, BY THE SELLING STOCKHOLDERS OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES DESCRIBED IN THIS PROSPECTUS OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SHARES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and , we file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois
60606-2511 upon payment of the fees prescribed by the Securities Exchange Commission. This material may also be viewed on the internet at http//www.sec.gov.

We have also filed with the Securities Exchange Commission a Form SB-2 registration statement under the Securities Act of 1934 with respect to the shares offered by the selling stockholders listed in this prospectus. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted to comply with the rules and regulations of the Securities Exchange Commission. For further information, please see the registration statement.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

INDEX TO FINANCIAL STATEMENTS
================================================================================



                                                                         PAGE

Consolidated Balance Sheet (Unaudited) as of March 31, 1999..........F-2....F-3

Consolidated Statements of Operations (Unaudited)
for the three months ended March 31, 1999 and March 31, 1998.........F-4....F-5

Consolidated Statements of Cash Flow (Unaudited)
for the three months ended March 31, 1999 and March 31, 1998.........F-6....F-7

Notes to the Consolidated Financial Statements (Unaudited)...........F-8....F-10

Independent Auditor's Report.........................................F-11

Consolidated Balance Sheet as of December 31, 1998...................F-12...F-13

Consolidated Statements of Operations and Comprehensive
Income for the years ended December 31, 1998 and 1997................F-14...F-15

Consolidated Statements of Changes in Stockholders' Equity for the
years ended December 31, 1998 and 1997...............................F-16

Consolidated Statements of Cash Flows for the years ended
December 31, 1998 and 1997...........................................F-17...F-18

Notes to Consolidated Financial Statements ..........................F-19...F-33








                             . . . . . . . . . . . .

          ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              AS OF MARCH 31, 1999


ASSETS:
CURRENT ASSETS:
   Cash and Cash Equivalents                                            $    9,102
   Investments                                                           3,374,927
   Accounts Receivable [Net of Allowance for Doubtful Accounts $4,600]      17,486
   Notes Receivable                                                        927,403
   Deferred Tax Asset                                                      154,212
   Prepaid Expenses                                                         35,634
   Due from Related Parties                                                 56,068
   Other Current Assets                                                     25,700
                                                                        ----------

   TOTAL CURRENT ASSETS                                                  4,600,532
                                                                        ----------

PROPERTY AND EQUIPMENT - NET                                               395,463
                                                                        ----------

EQUIPMENT UNDER CAPITALIZED LEASE - NET                                     91,468
                                                                        ----------

SOFTWARE [NET OF ACCUMULATED AMORTIZATION OF $916,627]                   1,728,963
                                                                        ----------

OTHER ASSETS:
   Other Assets                                                            111,526
   Notes Receivable                                                      2,417,968
   Investments                                                             291,691
                                                                        ----------

   TOTAL OTHER ASSETS                                                    2,821,185
                                                                        ----------
   TOTAL ASSETS                                                         $9,637,611
                                                                        ==========


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

           ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                              AS OF MARCH 31, 1999



LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                         $    833,857
   Notes Payable - Officers                                            20,000
   Current Portion of Capital Lease Obligations                        29,816
                                                                 ------------

   TOTAL CURRENT LIABILITIES                                          883,673

CAPITAL LEASE OBLIGATIONS                                              71,929
                                                                 ------------

   TOTAL LIABILITIES                                                  955,602
                                                                 ------------

STOCKHOLDERS' EQUITY:
   Convertible Preferred Stock - Par Value $.001 Per Share;
      Authorized 10,000,000 Shares, Issued and Outstanding,
      2,260 shares [Liquidation Preference $226,000]                        2

   Common Stock - Par Value $.001 Per Share;
      Authorized 100,000,000 Shares, Issued - 12,806,762 Shares        12,806

   Additional Paid-in Capital                                      12,054,008

   Treasury Stock, 533,175 Common Shares - At Cost                 (1,244,740)
   Accumulated Comprehensive Gain                                     648,385
   Accumulated [Deficit]                                             (943,452)

   Deferred Acquisition Costs                                        (400,000)
                                                                 ------------

   Total                                                           10,127,009
   Less:  Subscriptions Receivable                                 (1,445,000)
                                                                 ------------

   TOTAL STOCKHOLDERS' EQUITY                                       8,682,009
                                                                 ------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $  9,637,611
                                                                 ============


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

           ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                           1 9 9 9       1 9 9 8
                                                                           -------       -------

REVENUE                                                                  $    29,000   $ 1,030,540

COST OF SALES                                                                268,848       183,379
                                                                         -----------   -----------

GROSS [LOSS] PROFIT                                                         (239,848)      847,161
                                                                         -----------   -----------

OPERATING EXPENSES:
   Research and Development                                                   58,513          --
   General and Administrative                                              1,103,874       357,747
   Provision for Doubtful Accounts and Notes                                 325,335        99,153
   Depreciation and Amortization                                              31,439        57,170
                                                                         -----------   -----------

   TOTAL OPERATING EXPENSES                                                1,519,161       514,070
                                                                         -----------   -----------

   [LOSS] INCOME FROM OPERATIONS                                          (1,759,009)      333,091
                                                                         -----------   -----------

OTHER [EXPENSES] INCOME:
   Interest Income                                                             8,110         3,371
   Interest Expense                                                          (16,129)       (6,758)
   Interest Expense - Related Party                                             --          (3,508)
   Other Income [Expense]                                                  1,423,443          --
                                                                         -----------   -----------

   OTHER [EXPENSES] INCOME - NET                                           1,415,424        (6,895)
                                                                         -----------   -----------

[LOSS] INCOME FROM CONTINUING OPERATIONS BEFORE
   INCOME TAX [BENEFIT] EXPENSE                                             (343,585)      326,196

INCOME TAX [BENEFIT] EXPENSE                                                (123,691)      (27,412)
                                                                         -----------   -----------

   [LOSS] INCOME FROM CONTINUING OPERATIONS                                 (219,894)      298,784

DISCONTINUED OPERATIONS:
    [Loss] from Operations of Discontinued Business
      Segment [Net of Income Tax [Benefit] of ($30,521) and $(0),
      for the three months ended March 31, 1999 and 1998, Respectively]      (54,261)      (20,097)
                                                                         -----------   -----------

   NET [LOSS] INCOME                                                        (274,155)      278,687

COMPREHENSIVE GAIN:
   Unrealized Holding Gain arising during period                             744,243          --
                                                                         -----------   -----------

   TOTAL COMPREHENSIVE INCOME                                            $   470,088   $   278,687
                                                                         ===========   ===========


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

           ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                      1 9 9 9          1 9 9 8
                                                                      -------          -------

Net [Loss] Income                                                 $   (274,155)  $    278,687
         Preferred Stock Dividend in Arrears                            12,500           --
                                                                  ------------   ------------

   NET [LOSS] INCOME AVAILABLE TO COMMON STOCKHOLDERS             $   (286,655)  $    278,687
                                                                  ============   ============

[LOSS] INCOME PER COMMON SHARE:
   Continuing Operations                                          $      (0.02)  $       0.03
                                                                  ------------   ------------

   BASIC AND DILUTED NET [LOSS] INCOME PER SHARE OF COMMON STOCK  $      (0.02)  $       0.03
                                                                  ============   ============

   WEIGHED AVERAGE SHARES OF COMMON STOCK OUTSTANDING               12,559,208      9,590,184
                                                                  ============   ============



The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

                   ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                   1 9 9 9        1 9 9 8
                                                                   -------        -------

OPERATING ACTIVITIES:
   [Loss] Income from Continuing Operations                     $  (219,894)  $   298,784
   Adjustments to Reconcile Net [Loss] Income to
      Net Cash [Used for] Operating Activities:
      Depreciation and Amortization                                 251,387       126,437
      Deferred Tax Asset                                           (154,212)         --
      Provision for Doubtful Accounts                               325,335        99,153
      Loss on Sale of Assets                                          3,100          --
      Realized Loss on Carrying Value of Investments                    324          --
      Gain on Sale of Subsidiary                                 (1,256,473)         --

   Changes in Assets and Liabilities:
      [Increase] Decrease in:
         Accounts Receivable                                          1,914        (7,871)
         Prepaid Expenses                                           (24,377)         --
         Notes Receivable                                            84,975      (731,359)
         Other Assets                                                76,815       (16,354)

      Increase [Decrease] in:
         Accounts Payable and Accrued Expenses                     (241,124)      (88,189)
         Income Taxes Payable                                          --          30,628
         Other Current Liabilities                                     --          28,583
         Due to Customer                                               --          54,279
                                                                -----------   -----------

      NET CASH - CONTINUING OPERATIONS                           (1,152,230)     (205,909)
                                                                -----------   -----------

DISCONTINUED OPERATIONS:
   [Loss] from Discontinued Operations                              (54,261)      (20,097)
   Adjustments to Reconcile Net [Loss] to Net Cash Operations:
      Depreciation and Amortization                                  38,220        10,315
      Provision for Doubtful Accounts                                18,915         1,423
      Changes in Net Assets and Liabilities                         260,011       (37,121)
                                                                -----------   -----------

   NET CASH - DISCONTINUED OPERATIONS                               262,885       (45,480)
                                                                -----------   -----------

   NET CASH - OPERATING ACTIVITIES - FORWARD                       (889,345)     (251,389)
                                                                -----------   -----------

INVESTING ACTIVITIES - CONTINUING OPERATIONS:
   Increase in Due from Related Parties                                (828)         (747)
   Purchase of Investments                                         (187,664)         --
   Purchase of Property, Equipment, and Capitalized Software        (42,212)     (127,115)
   Sale of Investments                                            2,566,858          --
                                                                -----------   -----------

   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -
      FORWARD                                                   $ 2,336,154   $  (127,862)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

                  ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)






                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                               ---------
                                                                           1 9 9 9      1 9 9 8
                                                                           -------      -------

   NET CASH - OPERATING ACTIVITIES - FORWARDED                         $  (889,345)  $  (251,389)
                                                                       -----------   -----------

   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -
      FORWARDED                                                          2,336,154      (127,862)
                                                                       -----------   -----------

INVESTING ACTIVITIES - DISCONTINUED OPERATIONS:
   Purchase of Property and Equipment                                      (29,715)       (8,754)
   Disposition Gain on Sale of Discontinued Operations                        --            --
                                                                       -----------   -----------

   NET CASH INVESTING ACTIVITIES - DISCONTINUED OPERATIONS                 (29,715)       (8,754)
                                                                       -----------   -----------

FINANCING ACTIVITIES - CONTINUING OPERATIONS:
   Proceeds from Conversion of Debt to Equity                                 --            --
   Proceeds from Issuance of Common Stock                                     --         299,900
   Proceeds from Issuance of Preferred Stock                                  --            --
   Purchase of Treasury Stock                                             (966,043)         --
   [Decrease] Increase in Loan Payable to Shareholder                     (130,000)       88,609
   Payment of Notes Payable                                               (100,000)         --
   Payment of Lease Payable                                                 (7,453)       (5,826)
   Decrease in Loan Receivable                                            (274,762)         --
                                                                       -----------   -----------

   NET CASH - FINANCING ACTIVITIES - CONTINUING OPERATIONS              (1,478,258)      382,683
                                                                       -----------   -----------

FINANCING ACTIVITIES - DISCONTINUED OPERATIONS:
   Proceeds from Long-Term Debt                                             50,000          --
   Payment of Note Payable                                                 (41,500)       (1,900)
   Payment of Lease Payable                                                 (5,769)      (10,326)
                                                                       -----------   -----------

   NET CASH FINANCING ACTIVITIES DISCONTINUED OPERATIONS                     2,731       (12,226)
                                                                       -----------   -----------

NET INCREASE [DECREASE] IN CASH AND CASH EQUIVALENTS                       (58,433)      (17,548)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEARS                              67,535        11,260
                                                                       -----------   -----------

   CASH AND CASH EQUIVALENTS - END OF YEARS                            $     9,102   $    (6,288)
                                                                       ===========   ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the years for:
      Interest                                                         $    16,128   $     6,758
      Income Taxes                                                     $      --     $      --

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Conversion of Preferred Stock into Common Stock                     $       396   $      --
   Purchase of Assets under Capital Lease Financing                    $     6,210   $      --


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements

                  ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.
             Notes to Consolidated Financial Statements (Uunaudited)
                                 March 31, 1999


Note 1 -    BASIS OF PREPARATION

            The accompanying unaudited interim financial statements include all adjustments (consisting only of those of a normal recurring nature) necessary for a fair statement of the results for the interim periods. The results of operations for the three-month period ended March 31, 1999, are not necessarily indicative of the results of operations to be reported for the full year ending December 31, 1999.

Note 2 -    SALE OF SUBSIDIARY

            On March 31, 1999 the Company sold 81% of its interest in its wholly owned subsidiary, the Eminet Domain, Inc. to Centerline Associates, Inc., a shareholder of the Company. The sale price was $2,500,000 paid as follows: (i) $10,000 at sale date, (ii) $90,000 in cash payable at the rate of $14,000 per month commencing on April 15, 1999 and (iii) $2,400,000 by the delivery of a promissory note collateralized by shares of the Company's stock with interest at the annual rate of six percent (6%) and payable two years from the closing date.

            The sale resulted in a gain of $1,256,743 which is reflected in other income. The transaction resulted in the Eminet Domain, Inc being treated as a discontinued operation

Note 3 -    MAJOR CUSTOMERS

            Income fees derived from major customers are tabulated as follow:

                                               THREE MONTHS ENDED
                                                  MARCH 31,
                                           1999                1998
                                                  (UNAUDITED)


            Customer A (Software System)    --               250,000
            Customer B (Software System)    --               220,000
            Customer C (Software System)    --               350,000


Note 4 -    CAPITAL STOCK

            In the second quarter of 1998, the Company sold 1,250,000 shares for
            a  total  of   $4,000,000   pursuant  to   Regulation  D  to  Hosken
            Consolidated Industries

            Also in the second quarter of 1998, 9,700,000 shares of common stock were issued to Atlantic International Entertainment Australia, a wholly owned subsidiary for use in a proposed takeover of the Australian Company, Coms21. As the proposed takeover did not take place, the 9,700,000 shares issued were cancelled. However, in the third quarter of 1998, 1,217,647 shares were exchanged for 12,176,470 shares of Coms21 in a one for ten stock swap.

           ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Uunaudited) (Continued)
                                 March 31, 1999

Note 4 -    CAPITAL STOCK - CONTINUED

            In the second quarter of 1998, 10,000 shares of 5% Convertible Preferred Stock, $.001 par value, were issued to the Shaar Fund for $1,000,000.00. Each share is convertible into common stock by virtue of a formula contained in the Purchase Agreement which is 78% of the three day average closing bid price for the corporations common stock for the twenty five (25) trading days prior to the delivery of the notice of redemption. The amount of such non-cash discounts which is analogous to a dividend is $269,443. Holders of the above preferred stock are entitled to; (i) quarterly cumulative dividends at the rate of 5% per annum of the original issue price of the preferred stock, (ii) a liquidation preference equal to the sum of $100 for each outstanding share of the preferred stock.

            In August 1998, 5,000 shares of the Company's common stock were issued to a consultant for services performed.

            In September 1998, 26,098 shares of the Company's common stock were issued to adjust the issuance of shares to certain individuals at the time of the Company's reverse merger in 1996.

            During the third and fourth quarter of 1998, 2,740 shares of convertible preferred stock valued at $274,000 was converted into 147,002 shares of common stock by virtue of a formula contained in the Purchase Agreement which relates to the average price per share of common stock within the conversion period.

            In October of 1998, the Company entered into a stock purchase agreement with Axxsys International, [Seller] to purchase the assets of Axxsys for $400,000. Under the agreement 200,000 shares of the Company's common stock was delivered and is held in escrow for a period of 12 months as the purchase price is contingent on average monthly revenues being achieved.

            During the first quarter of 1999, 5,000 shares of convertible preferred stock valued at $500,000 was converted into 395,823 shares of common stock by virtue of a formula contained in the purchase agreement which results to the average price per share of common stock within the conversion period.

Note 5 -    PER SHARE DATA

            Per share data are based on the weighted average number of common shares outstanding during the respective periods. The diluted net income per share is based upon the options issued and outstanding as well as the assumed conversion of the Company's issued and outstanding preferred stock.

          ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
       Notes to Consolidated Financial Statements (Uunaudited) (Continued)
                                 March 31, 1999


Note 6 -    BUSINESS AGREEMENTS

            In February 1998, the Company entered into a Development Service Agreement with International Transaction System Corp. ["ITS']. The Company's responsibilities under the agreement include engaging in the development activity required to host ITS on the Company's software and selling debt card processing [`DCP']. ITS'
            responsibilities include development activity required to develop the DCP test methodology and/or test cases so that the Company may validate correct operation of the DCP and provide service support.

            Under the Agreement, the Company paid $20,000 to acquire access to DCP through ITS for the purpose and exclusive application in the Company's software. Transaction fees earned by customers will be distributed 75% and 25% to the Company and ITS, respectively. The initial term of the agreement is 10 years, and automatically renews in 5 year consecutive periods, unless terminated by either party.

            On September 28, 1998, the Company entered into and closed on an agreement with Cybergames, Inc. for the purchase of several of the company's licensees and the exchange of the company's accounts receivable from said licensees. The total purchase price was $ 3,147,000 payable $ 227,000 in cash and $2,920,000 in stock of
            Cybergames, Inc. (530,000 shares).

Note 7 -    SUBSEQUENT EVENTS

            On April 6, 1999 the Company signed an agreement to purchase the patent rights, inventions and know-how of Excel Communications, Inc. The major product expected to be produced is a multi-function portable gaming device. In consideration the Company issued seventy five thousand (75,000) shares of common stock of the Company. The Company also entered into an agreement to compensate a third party for termination of an exclusive manufacturing, licensing, marketing and distribution of the invention with the seller. The third party received two hundred thousand dollars ($200,000) plus a stock option to purchase 50,000 shares of the common stock of the company. In addition, the Company entered into employment agreements with three of the key employees of Excel Communications, Inc. and granted those individuals options to purchase Company stock.

            In April 1999 HCI, Ltd. a South African public company exercised its option to purchase 1.1 million shares at $2 per share from the non-executive chairman, Norman J. Hoskin. HCI is the Company's largest institutional shareholders. The agreement is subject to appropriate approval from the South African Reserve Bank.

                          INDEPENDENT AUDITOR'S REPORT


To the Stockholders and Board of Directors of Atlantic International Entertainment, Ltd.



            We have audited the accompanying consolidated balance sheet of Atlantic International Entertainment, Ltd. and its subsidiaries as of December 31, 1998, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

            We  conducted  our  audits in  accordance  with  generally  accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlantic International Entertainment, Ltd. and its subsidiaries as of December 31, 1998, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.




                                  /s/ Moore Stephens, P.C.
MOORE STEPHENS, P.C.
                                  Certified Public Accountants.


Cranford, New Jersey
February 6, 1999

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998.
================================================================================


ASSETS:
CURRENT ASSETS:
   Cash and Cash Equivalents                                    $       67,535
   Investments                                                       2,516,004
   Due from Broker                                                   2,497,298
   Accounts Receivable [Net of Allowance for
     Doubtful Accounts $19,600]                                         22,400
   Notes Receivable                                                    746,302
   Refundable Income Taxes                                              77,215
   Prepaid Expenses                                                     11,257
   Due from Related Parties                                             55,240
   Other Current Assets                                                 25,300
                                                                --------------

   TOTAL CURRENT ASSETS                                              6,018,551
                                                                --------------

PROPERTY AND EQUIPMENT - NET                                           396,387
                                                                --------------

EQUIPMENT UNDER CAPITALIZED LEASE - NET                                 89,456
                                                                --------------

SOFTWARE [NET OF ACCUMULATED AMORTIZATION OF $696,679]               1,932,855
                                                                --------------

NET ASSETS OF DISCONTINUED OPERATIONS                                1,351,272
                                                                --------------

OTHER ASSETS:
   Other Assets                                                        111,687
   Notes Receivable                                                    506,379
                                                                --------------

   TOTAL OTHER ASSETS                                                  618,066
                                                                --------------

   TOTAL ASSETS                                                 $   10,406,587
                                                                ==============


The Accompanying Notes are an Integral Part of these Consolidated
Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998.
================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                           $  1,074,981
   Notes Payable - Officers                                             150,000
   Current Portion of Long-Term Debt                                    100,000
   Current Portion of Capital Lease Obligations                          26,105
                                                                   ------------

   TOTAL CURRENT LIABILITIES                                          1,351,086

CAPITAL LEASE OBLIGATIONS                                                76,883
                                                                   ------------

   TOTAL LIABILITIES                                                  1,427,969
                                                                   ------------

STOCKHOLDERS' EQUITY:
   Convertible Preferred Stock - Par Value $.001 Per Share;
      Authorized 10,000,000 Shares, Issued and Outstanding,
      7,260 shares [Liquidation Preference $726,000]                          7

   Common Stock - Par Value $.001 Per Share;
      Authorized 100,000,000 Shares, Issued - 12,410,939 Shares          12,410

   Additional Paid-in Capital                                        12,329,161

   Treasury Stock, 145,500 Common Shares - At Cost                     (278,697)
   Accumulated Other Comprehensive [Loss]                               (95,858)
   Accumulated [Deficit]                                             (1,143,405)

   Deferred Acquisition Costs                                          (400,000)
                                                                   ------------

   Total                                                             10,423,618
   Less:  Subscriptions Receivable                                   (1,445,000)
                                                                   ------------

   TOTAL STOCKHOLDERS' EQUITY                                         8,978,618
                                                                   ------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 10,406,587
                                                                   ============


The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
================================================================================

                                                                                YEARS ENDED
                                                                                DECEMBER 31,
                                                                         1 9 9 8         1 9 9 7
                                                                         -------         -------
REVENUE                                                                $ 2,426,230   $ 3,991,041

COST OF SALES                                                              792,789       519,844
                                                                       -----------   -----------

GROSS PROFIT                                                             1,633,441     3,471,197
                                                                       -----------   -----------
OPERATING EXPENSES:
   General and Administrative                                            2,510,484     1,439,501
   Provision for Doubtful Accounts and Notes                             1,435,040       397,104
   Depreciation and Amortization                                            89,710        87,663
                                                                       -----------   -----------

   TOTAL OPERATING EXPENSES                                              4,035,234     1,924,268
                                                                       -----------   -----------

   [LOSS] INCOME FROM OPERATIONS                                        (2,401,793)    1,546,929
                                                                       -----------   -----------

OTHER [EXPENSES] INCOME:
   Interest Income                                                          81,390        17,331
   Interest Expense                                                         (2,211)      (10,477)
   Interest Expense - Related Party                                         (8,855)       (7,525)
   Other Income [Expense]                                                  538,387       (15,897)
                                                                       -----------   -----------

   OTHER [EXPENSES] INCOME - NET                                           608,711       (16,568)
                                                                       -----------   -----------

[LOSS] INCOME FROM CONTINUING OPERATIONS BEFORE
   INCOME TAX [BENEFIT] EXPENSE                                         (1,793,082)    1,530,361

INCOME TAX [BENEFIT] EXPENSE                                              (460,682)      462,568
                                                                       -----------   -----------

   [LOSS] INCOME FROM CONTINUING OPERATIONS                             (1,332,400)    1,067,793

DISCONTINUED OPERATIONS:
   [Loss] from Operations of Discontinued Foreign
      Subsidiary [Net of Income Tax [Benefit] of $(23,641)]                   --         (45,890)
   Gain on the Disposal of Discontinued Foreign
      Subsidiary [Net of Income Taxes of $74,688]                             --         144,982
   [Loss] from Operations of Discontinued Business
      Segment [Net of Income Tax [Benefit] of $-0- and $(51,243),
      for the years ended December 31, 1998 and 1997, Respectively]       (321,448)     (119,568)
   [Loss] on Disposal of Business Segment, including
      Provision of $50,000 for Operating Loss During
      Phase Out Period [Net of Income Tax [Benefit] of $-0-]               (50,000)         --
                                                                       -----------   -----------

   NET [LOSS] INCOME                                                    (1,703,848)    1,047,317
                                                                       -----------   -----------
OTHER COMPREHENSIVE LOSS:
   Unrealized Holding Loss arising during period                          (104,611)      (42,763)
   Less:  Reclassification Adjustment for Loss Included in Net Income       51,516          --
                                                                       -----------   -----------

                                                                           (53,095)      (42,763)
                                                                       -----------   -----------

   TOTAL OTHER COMPREHENSIVE [LOSS] INCOME                             $(1,756,943)  $ 1,004,554
                                                                       ===========   ===========

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
================================================================================

                                                                                  YEARS ENDED
                                                                                 DECEMBER 31,
                                                                           1 9 9 8          1 9 9 7
                                                                           -------          -------

Net [Loss] Income                                                     $ (1,703,848)      $  1,047,317
Deduct:  Imputed Non-cash Preferred Stock Dividend                         269,443               --
               Preferred Stock Dividend in Arrears                          33,333               --
                                                                      ------------       ------------

   NET [LOSS] INCOME AVAILABLE TO COMMON STOCKHOLDERS                 $ (2,006,624)      $  1,047,317
                                                                      ============       ============

[LOSS] INCOME PER COMMON SHARE:
   Continuing Operations                                              $       (.15)      $       0.11
   Discontinued Operations                                                    (.04)              --
   Disposal of Discontinued Subsidiary                                        --                 --
                                                                      ------------       ------------

   BASIC AND DILUTED NET [LOSS] INCOME PER SHARE OF COMMON STOCK      $       (.19)      $       0.11
                                                                      ============       ============

   WEIGHED AVERAGE SHARES OF COMMON STOCK OUTSTANDING                   10,771,563          9,452,992
                                                                      ============       ============



The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
================================================================================

                                                                                                                     ACCUMULATED
                                                                                   ADDITIONAL                           OTHER
                                    PREFERRED STOCK           COMMON STOCK          PAID-IN       TREASURY STOCKCOMPREHENSIVE
                                  SHARES        AMOUNT    SHARES        AMOUNT      CAPITAL     SHARES        AMOUNT     [LOSS]
                                  ------        ------    ------        ------      -------     ------        ------      ----

BALANCE - DECEMBER 31, 1996           --   $     --      9,190,184   $   9,190   $  1,887,376        --   $      --           --

Sale of Common Stock                  --         --         75,000          75        350,175        --          --           --
Sale of Common Stock                  --         --         25,000          25             --        --          --           --
Asset Acquisition                     --         --        200,000         200      1,598,880        --          --           --
Conversion of Debt to Equity          --         --             --          --        313,475        --          --           --
Issuance of Shares in Escrow          --         --        100,000         100             --        --          --           --
Unrealized Holding Loss on
   Marketable Securities              --         --             --          --             --        --          --      (42,763)
Income from Continuing
   Operations                         --         --            ---          --             --        --          --           --
Loss from Discontinued
   Operations                         --         --             --          --             --        --          --           --
                                 -------   --------   ------------   ---------   ------------  --------   ---------    ---------

BALANCE - DECEMBER 31, 1997           --         --      9,590,184       9,590      4,149,906        --          --      (42,763)

Sale of Escrow Common Stock           --         --             --          --        299,900        --          --           --
Unrealized Holding [Loss]
   on Marketable Securities           --         --             --          --             --        --          --      (53,095)
Sale of Common Stock                  --         --      1,250,000       1,250      3,998,750        --          --           --
Issuance of Common Stock              --         --      9,700,000       9,700             --        --          --           --
Cancellation of Common Stock          --         --     (9,700,000)     (9,700)            --        --          --           --
Sale of Common Stock                  --         --      1,217,647       1,217      2,285,921        --          --           --
Purchase of Treasury Stock            --         --             --          --             --  (145,500)   (278,697)          --
Sale of Preferred Stock           10,000         10             --          --        906,840        --          --           --
Cancellation of Common Stock          --         --        (25,000)        (25)            25        --          --           --
Issuance of Common Stock              --         --         31,106          31         18,720        --          --           --
Conversion of Preferred Stock     (2,740)        (3)       147,002         147           (144)       --          --           --
Contingent Acquisition                --         --        200,000         200        399,800        --          --           --
Imputed non-cash Series A
   Convertible Preferred Stock
    Dividend                          --         --             --          --        269,443        --          --           --
[Loss] From Continuing
   Operations                         --         --             --          --             --        --          --           --
[Loss] From Discontinued
   Operations                         --         --             --          --             --        --          --           --
                                 -------   --------   ------------   ---------   ------------  --------   ---------    ---------

BALANCE - DECEMBER 31, 1998        7,260   $      7     12,410,939   $  12,410   $ 12,329,161  (145,500)  $(278,697)     (95,858)
                                 =======   ========   ============   =========   ============  ========   =========    =========



                                                   DEFERRED                              TOTAL
                                    ACCUMULATED   ACQUISITION     SUBSCRIPTION      SHAREHOLDERS'
                                    [DEFICIT]        COSTS        RECEIVABLE            EQUITY
                                    ---------        -----        ----------            ------

BALANCE - DECEMBER 31, 1996      $   (217,431)   $        --   $          --    $     1,679,135

Sale of Common Stock                       --             --              --            350,250
Sale of Common Stock                       --             --              --                 25
Asset Acquisition                          --             --              --          1,599,080
Conversion of Debt to Equity               --             --              --            313,475
Issuance of Shares in Escrow               --             --              --                100
Unrealized Holding Loss on
   Marketable Securities                   --             --              --            (42,763)
Income from Continuing
   Operations                       1,067,793             --              --            948,225
Loss from Discontinued
   Operations                         (20,476)            --              --             99,092
                                 ------------    -----------   -------------    ---------------

BALANCE - DECEMBER 31, 1997           829,886             --              --          4,946,619

Sale of Escrow Common Stock                --             --              --            299,900
Unrealized Holding [Loss]
   on Marketable Securities                --             --              --            (53,095)
Sale of Common Stock                       --             --      (1,445,000)         2,555,000
Issuance of Common Stock                   --             --              --              9,700
Cancellation of Common Stock               --             --              --             (9,700)
Sale of Common Stock                       --             --              --          2,287,138
Purchase of Treasury Stock                 --             --              --           (278,697)
Sale of Preferred Stock                    --             --              --            906,850
Cancellation of Common Stock               --             --              --                 --
Issuance of Common Stock                   --             --              --             18,751
Conversion of Preferred Stock              --             --              --                 --
Contingent Acquisition                     --       (400,000)             --                 --
Imputed non-cash Series A
   Convertible Preferred Stock
    Dividend                         (269,443)            --              --                 --
[Loss] From Continuing
   Operations                      (1,332,400)            --              --         (1,332,400)
[Loss] From Discontinued
   Operations                        (371,448)            --              --           (371,448)
                                 ------------    -----------   -------------    ---------------

BALANCE - DECEMBER 31, 1998      $ (1,143,405)   $  (400,000)  $  (1,445,000)   $     8,978,618
                                 ============    ===========   =============    ===============

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.
                                      F-16

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                            YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                  1 9 9 8                1 9 9 7
                                                                                  -------                -------

OPERATING ACTIVITIES:
   [Loss] Income from Continuing Operations                                    $(1,332,400)           $ 1,104,668
   Adjustments to Reconcile Net [Loss] Income to
      Net Cash [Used for] Operating Activities:
      Depreciation and Amortization                                                473,209                323,959
      Deferred Tax Asset                                                           176,812               (176,812)
      Provision for Doubtful Accounts                                            1,435,040                397,104
      Loss on Sale of Assets                                                           950                   --
      Realized Loss on Carrying Value of Investments                                51,516                   --

   Changes in Assets and Liabilities:
      [Increase] Decrease in:
         Accounts Receivable                                                       (93,938)               (24,278)
         Prepaid Expenses                                                             (494)                 2,184
         Notes Receivable                                                         (747,062)            (3,677,476)
         Other Assets                                                             (103,199)               (17,271)

      Increase [Decrease] in:
         Accounts Payable and Accrued Expenses                                     391,033                627,278
         Income Taxes Payable                                                     (634,336)               634,336
         Other Current Liabilities                                                 (24,917)                25,316
         Due to Customer                                                           (20,721)                (7,558)
                                                                               -----------            -----------

      NET CASH - CONTINUING OPERATIONS                                            (428,507)              (788,550)
                                                                               -----------            -----------

DISCONTINUED OPERATIONS:
   [Loss] from Discontinued Operations                                            (371,448)              (124,040)
   Adjustments to Reconcile Net [Loss] to Net Cash Operations:
      Depreciation and Amortization                                                144,748                 99,945
      Provision for Doubtful Accounts                                               27,424                 15,594
      Loss on Sale of Assets                                                            50                   --
      Gain on Disposal of Foreign Subsidiary                                          --                 (144,982)
      Changes in Net Assets and Liabilities                                       (117,751)                41,470
                                                                               -----------            -----------

   NET CASH - DISCONTINUED OPERATIONS                                             (316,977)              (112,013)
                                                                               -----------            -----------

   NET CASH - OPERATING ACTIVITIES - FORWARD                                      (745,484)              (900,563)
                                                                               -----------            -----------

INVESTING ACTIVITIES - CONTINUING OPERATIONS:
   Increase in Due from Related Parties                                             (5,385)                (1,582)
   Purchase of Investments                                                      (6,451,459)              (109,418)
   Purchase of Property, Equipment, and Capitalized Software                    (1,241,840)              (368,197)
   Purchase of EmiNet - Net of Cash Acquired                                          --                  (18,268)
   Sale of Investments                                                           1,245,728                 35,671
                                                                               -----------            -----------

   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -
      FORWARD                                                                  $(6,452,956)           $  (461,794)

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
================================================================================

CONSOLIDATED STATEMENTS OF CASH FLOWS
================================================================================

                                                                                                  YEARS ENDED
                                                                                                 DECEMBER 31,
                                                                                        1 9 9 8                1 9 9 7
                                                                                        -------                -------

   NET CASH - OPERATING ACTIVITIES - FORWARDED                                         $  (745,484)         $  (900,563)
                                                                                       -----------          -----------

   NET CASH - INVESTING ACTIVITIES - CONTINUING OPERATIONS -
      FORWARDED                                                                         (6,452,956)            (461,794)
                                                                                       -----------          -----------

INVESTING ACTIVITIES - DISCONTINUED OPERATIONS:
   Purchase of Property and Equipment                                                       (6,419)             (57,665)
   Disposition Gain on Sale of Discontinued Operations                                        --                158,082
                                                                                       -----------          -----------

   NET CASH INVESTING ACTIVITIES - DISCONTINUED OPERATIONS                                  (6,419)             100,417
                                                                                       -----------          -----------

FINANCING ACTIVITIES - CONTINUING OPERATIONS:
   Proceeds from Conversion of Debt to Equity                                                 --                313,475
   Proceeds from Issuance of Common Stock                                                6,597,047              350,250
   Proceeds from Issuance of Preferred Stock                                               906,850                 --
   Purchase of Treasury Stock                                                             (278,697)                --
   [Decrease] Increase in Loan Payable to Shareholder                                      (16,636)             144,981
   Proceeds from Long-Term Debt                                                            153,100               45,000
   Payment from Notes Receivable                                                              --                   --
   Payment of Notes Payable                                                                (84,660)                --
   Payment of Lease Payable                                                                (11,286)              (9,926)
                                                                                       -----------          -----------

   NET CASH - FINANCING ACTIVITIES - CONTINUING OPERATIONS                               7,265,718              843,780
                                                                                       -----------          -----------

FINANCING ACTIVITIES - DISCONTINUED OPERATIONS:
   Proceeds from Long-Term Debt                                                             40,400               24,391
   Payment of Note Payable                                                                  (6,000)              (4,500)
   Payment of Lease Payable                                                                (38,984)             (11,659)
                                                                                       -----------          -----------

   NET CASH B FINANCING ACTIVITIES B DISCONTINUED OPERATIONS                                (4,584)               8,232
                                                                                       -----------          -----------

NET INCREASE [DECREASE] IN CASH AND CASH EQUIVALENTS                                        56,275             (409,928)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEARS                                              11,260              421,188
                                                                                       -----------          -----------

   CASH AND CASH EQUIVALENTS - END OF YEARS                                            $    67,535          $    11,260
                                                                                       ===========          ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the years for:
      Interest                                                                         $    16,694          $     5,903
      Income Taxes                                                                     $      --            $      --

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
   Conversion of Preferred Stock into Common Stock                                     $       147          $      --
   Stock Issued in Exchange for Contingent Acquisition                                 $   400,000          $      --
   Purchase of Assets under Capital Lease Financing                                    $    91,401          $      --

      On March 26, 1997 the Company issued 200,000 shares of the Company's common stock as part of the acquisition of its subsidiary, The EmiNet Domain. As part of the acquisition of EmiNet Domain, Inc, capital lease obligations of approximately $106,000 were incurred for the purchase of equipment.

The Accompanying Notes are an Integral Part of these Consolidated Financial Statements.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


[1] ORGANIZATION

NATURE OF BUSINESS - The Company is located in Southern Florida and develops, sells and services interactive products which are offered and operated via the Internet and World Wide Web.

In March 1997, the Company concluded its acquisition of the EmiNet Domain, Inc., an Internet service provider and developer of Internet related software products as well as hosting commercial web sites [See Notes 12 and 13]

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The Consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. At December 31, 1998, the Company did not have any cash equivalents.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment are stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the improvements.

Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported as income or expense.

REVENUE RECOGNITION - Revenue from computer software licensing agreements is recognized when products are delivered and accepted by the customer and the fee is fixed or determinable, and collectibility is probable. If the fee is not fixed or determinable revenue is accounted for as payments from customers become due. Revenue from software maintenance contracts are recognized ratably over the life of the contract.

INVESTMENTS - The Company accounts for investments in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determination at each balance sheet date. Equity securities, and debt securities, which the Company does not have the intent to hold to maturity, are classified as trading or available for sale. Securities available for sale are carried at fair value, with any unrealized holding gains and losses, net of tax, reported in a separate component of shareholders' equity until realized. Trading securities are carried at fair value with any unrealized gains or losses included in earnings.

Held to maturity securities are carried at amortized cost. Marketable debt and equity securities available for current operations are classified in the balance sheet as current assets while securities held for non- current uses are classified as long-term assets. Realized gains and losses are calculated utilizing the specific identification method [See Note 5].

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

INCOME TAXES - Pursuant to SFAS No. 109, "Accounting for Income Taxes," income tax expense [or benefit] for the year is the sum of deferred tax expense [or benefit] and income taxes currently payable [or refundable]. Deferred tax expense [or benefit] is the change during the year in a company's deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING EXPENSES - The Company expenses advertising costs as incurred. Total advertising costs charged to expense for the years ended December 31, 1998 and 1997 amounted to approximately $29,000 and $122,000, respectively.

NET INCOME PER SHARE - The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earnings per Share," which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1998 and 1997, have been calculated in accordance with SFAS No. 128. Potential common shares are included if dilutive.

SFAS No. 128 supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," and replaces its primary earnings per share with a new basic earnings per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Basic earnings [loss] per share is computed by dividing income [loss] available to common stockholders by the weighted average number of common shares outstanding during the period. SFAS No. 128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures.

Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock

The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on per share amounts, [i.e. increasing earnings per share or reducing loss per share]. The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds should be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants. Securities that could potentially dilute earnings per share in the future are disclosed in Notes 12 and 17.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

NET INCOME PER SHARE [CONTINUED] - Earnings per share amounts for 1997 have been restated for the Company's discontinued operations whose plan of disposal was adopted by the Company in March 1999. The effect of the restatement on earnings per share from continuing operations was an increase of $.01 per share for 1997.

STOCK-BASED COMPENSATION - The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ["APB No. 25"] with regard to the accounting for its employee stock options. Under APB No. 25, compensation expense is recognized only when the exercise price of options is below the market price of the underlying stock on the date of grant. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plan for fiscal year 1998. The Company applies the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" to any non-employee stock-based compensation and the pro forma disclosure provisions of SFAS No. 123 to employee stock-based compensation.

SOFTWARE AND AMORTIZATION - Costs related to the conceptual formulation and design of licensed programs are expensed as research and development. Costs incurred subsequent to establishment of technological feasibility to produce the finished product are capitalized. The annual amortization of the capitalized amounts is the greater of the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or the straight-line method over the remaining estimated economic life of the product including the period being reported on. Amortization begins when the product is available for general release to customers. Periodic reviews are performed to ensure that unamortized program costs remain recoverable from future revenues. Costs to support or service licensed programs are charged against income as incurred, or when related revenue is recognized, whichever occurs first. Amortization expense related to software amounted to $384,144 and $236,296 for the years ended December 31, 1998 and 1997, respectively. The amortization expense is included in cost of sales.

IMPAIRMENT - Certain long-term assets of the Company are reviewed when changes in circumstances require as to whether their carrying value has become impaired, pursuant to guidance established in Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of." Management considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations [undiscounted and without interest charges]. If impairment is deemed to exist, the assets will be written down to fair value discounted cash flows from related operations. Management also reevaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. As of December 31, 1998, management expects these assets to be fully recoverable.

BENEFICIAL CONVERSION FEATURES - The Company has issued convertible preferred stock with a beneficial conversion feature. The beneficial conversion feature is analogous to a dividend and is recognized as a return to the preferred shareholders over the minimum period in which the preferred shareholders can realize that return. The resulting discount is allocated from the date of issuance through the date the security was first convertible.

RECLASSIFICATION - Certain prior year amounts have been reclassified to conform to current year's financial statement presentation.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[3] SIGNIFICANT RISKS AND UNCERTAINTIES

[A] CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts and notes receivable occurring from its normal business activities. The Company places its cash and cash equivalents with high credit quality institutions to limit its credit exposure. At December 31, 1998, the Company did not have any amounts in a financial institution that is subject to normal credit risk beyond insured amounts. The Company routinely assesses the credit worthiness of its customers before a sale takes place and believes its credit risk exposure on accounts and notes receivable is limited. The Company performs ongoing credit evaluations of its customers but does not require collateral on accounts and notes receivable or other financial instruments. The Company maintains allowances for potential credit losses.

[B] OTHER CONCENTRATION - All of the Company's sales from Internet software licensing is from outside the United States. These sales however are not subject to currency fluctuations as payment is made in U.S. dollars. The Company had a portion of its revenues from five customers in 1998 totaling $2,145,000 which is approximately 88% of total revenues. In 1997 the Company had a portion of its revenues from six customers totaling $3,095,000 which is approximately 78% of total revenues. Sales derived from major customers are tabulated.

                                                                REVENUES
                                                               YEAR ENDED
                                                              DECEMBER 31,
CUSTOMERS                                              1 9 9 8           1 9 9 7
---------                                              -------           -------

Customer A (Software Sales)                         $  675,000        $     --
Customer B (Software Sales)                            220,000              --
Customer C (Software Sales)                            350,000              --
Customer D (Software Sales)                            450,000              --
Customer E (Software Sales)                            450,000              --
Customer F (Software Sales)                               --             600,000
Customer G (Software Sales)                               --             450,000
Customer H (Software Sales)                               --             600,000
Customer I (Software Sales)                               --             410,000
Customer J (Software Sales)                               --             450,000
Customer K (Software Sales)                               --             585,000
                                                    ----------        ----------

   TOTALS                                           $2,145,000        $3,095,000
--------------------------------------------        ==========        ==========

GEOGRAPHIC INFORMATION

Canada                                              $  450,000        $     --
Caribbean                                            1,695,000         1,500,000
Bahamas                                                   --             600,000
Vanuatu                                                   --             410,000
South Africa                                              --             585,000
                                                    ----------        ----------

   TOTALS                                           $2,145,000        $3,095,000
                                                    ==========        ==========

The Company purchases software from two vendors. Management believes that there is no business vulnerability regarding this concentration of purchases from the vendor as the software is available from other sources.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


[4] NOTES RECEIVABLE

Notes receivable at December 31, 1998 consist of the following:

Australian Advisors, Ltd., varying monthly payments based on a percentage of
   the net win of the system or a minimum of $3,000 per month                  $   150,000

Casinos of the South Pacific, monthly principal payments of $10,000
   through August 2000; non-interest bearing                                       225,600

Intercoin AVV, monthly principal payment of $9,722, through
   November 2000, non-interest bearing                                             345,000

Luck's Casino, Inc., varying monthly payments based on a percentage
   of the net win of the system                                                    430,000

Carib Design, Inc., monthly equal payments of $4,791 through
   September 2000, non-interest bearing                                            115,000

Cyber Gold Casino, Corp., monthly principal and interest payments of $10,575, through July 2001, interest at prime rate plus 2%
   [10.5% at December 31, 1998]                                                    357,400
                                                                               -----------

Total Notes Receivable                                                           1,623,000
Less:  Reserve for Uncollectible Notes                                            (303,549)
          Discounts for Non-Interest Bearing Notes [8%]                            (66,770)
                                                                               -----------

Total                                                                            1,252,681
Less:  Amounts Shown as Current                                                   (746,302)
                                                                               -----------

   NOTES RECEIVABLE - NON-CURRENT PORTION                                      $   506,379
   --------------------------------------                                      ===========

At December 31, 1998, scheduled maturities of notes receivable approximated the following:

YEAR ENDING
DECEMBER 31,
   1999                                  $    577,056
   2000                                       562,672
   2001                                       371,272
   2002                                       106,000
   2003                                         6,000
   Thereafter                                      --
                                         ------------

   TOTAL                                 $  1,623,000
   -----                                 ============

The Company supplies the activation codes to its customers in order for them to commence uninterrupted use of the software. If payment is withheld from AIE, for any reason, AIE can in effect shut down the Internet operation and make the program inoperable until a new activation code is supplied by Atlantic. To this date, the Company has not shut down any service to any of its customers.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[5]  INVESTMENTS IN EQUITY SECURITIES

The Company has investment securities available for sale with of a cost of $2,873,562 and a fair value at December 31, 1998 of $2,516,005.

Gross proceeds from the sale of available for sale securities was $853,856, and $35,671 and gross realized loss was $51,516 and $20,859 for the years ended December 31, 1998 and 1997, respectively. For the year ended December 31, 1998 unrealized holding gains and losses for available for the securities were $115,498 and $(211,356), respectively. For the year ended December 31, 1997, unrealized gains and losses were $-0- and $(42,763), respectively.

The Company sold stock with a cost of $2,287,138 for $3,486,139, of which $2,497,298 remains outstanding and is classified as due from broker.

[6] OTHER COMPREHENSIVE LOSS

Unrealized holding loss on investments net of income tax benefit of $-0- is as follows:

                                                                   1 9 9 8
                                                                   -------

Beginning Balance                                              $    (42,763)
Current Year - Other Comprehensive Loss                             (53,095)
                                                               ------------

   TOTAL                                                       $    (95,858)
   -----                                                       ============

[7] PROPERTY AND EQUIPMENT

The following details the composition of property and equipment:

                                                       ACCUMULATED
                                              COST     DEPRECIATION    NET

Computer Hardware                           $451,130    $141,879      $309,251
Equipment, Office Fixtures and Furnishings    85,850      18,644        67,206
Leasehold Improvements                        23,374       3,444        19,930
                                            --------    --------      --------

   TOTALS                                   $560,354    $163,967      $396,387
   ------                                   ========    ========      ========

Depreciation expense for the years ended December 31, 1998 and 1997 was $ 87,069 and $77,529, respectively.

OTHER ASSETS - Included in other assets is an investment at cost in a Limited Liability Corporation for $100,000. The Company produces films and is currently in the process of preparing the negative print of the film for theatrical release. As at December 31, 1998, there is no income to date.

[8] DEFERRED ACQUISITION COSTS

In October of 1998, the Company entered into a Stock Purchase Agreement with Axxsys International, Inc., [Seller] to purchase the assets of Axxsys for $400,000.00. Under the agreement 200,000 shares of the Company's common stock was delivered and is held in an escrow account for a period of 12 months.

The purchase price is contingent upon the current customers of the seller continuing to provide average monthly revenues to the purchaser during the said 12 months of an amount agreed between the parties. In the event this average monthly revenue is less than the agreed amount then the shares delivered to the seller shall be reduced by a ratio of the actual monthly average revenues and the agreed amounts. As the 200,000 shares are released, the cost of the Company's acquisition will be the fair value of the shares on the date the contingency is met. Since the Company acquired is a part of discontinued operations, the cost of the acquisitions will be charged to discontinued operations.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[9] LEASES

CAPITAL LEASES - The Company is the lessee of office equipment under capital leases expiring in various years through December 2002. The various leases are collateralized by the related assets. The assets and liabilities under capital leases are recorded at the present value of the net future minimum lease payments. The assets are amortized over their estimated productive lives. Amortization of assets under capital leases, totaling $1,996, is included in depreciation expense.

Following is a summary of property held under capital leases:

Office Equipment                                      $    91,452
Less: Accumulated Amortization                              1,996
                                                      -----------

   TOTAL                                              $    89,456
   -----                                              ===========

Minimum future lease payments under capital leases for each of the next five years and in the aggregate are:

1999                                                  $    46,511
2000                                                       46,511
2001                                                       42,480
2002                                                       10,063
Thereafter                                                     --
                                                      -----------

Net Minimum Lease Payments                                145,565
Less:  Amount Representing Interest                        42,577
                                                      -----------

Present Value of Net Minimum Lease Payments               102,988
Less:  Current Portion                                     26,105
                                                      -----------

   LONG-TERM PORTION                                  $    76,883
   -----------------                                  ===========

OPERATING LEASES - The Company leases office space and equipment under operating leases expiring through September 2002, and has a $10,236 security deposit with its landlord. The lease grants an option for renewal for an additional 5 years.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 1998.

YEAR ENDING                                             OPERATING
DECEMBER 31,                                             LEASES
   1999                                               $   115,593
   2000                                                   120,142
   2001                                                   123,384
   2002                                                    81,885
   2003                                                        --
   Thereafter                                                  --
                                                      -----------

   TOTAL                                              $   441,004
   -----                                              ===========

Rent expense for the years ended December 31, 1998 and 1997 was $91,690 and $91,525, respectively.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[10] FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company adopted statement of Financial Accounting Standards ["SFAS'] No. 107, "Disclosure About Fair Value of Financial Instruments" which requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash and cash equivalents, short-term notes receivable, related party and trade and notes payables, it was assumed that the carrying amount approximated fair value for the majority of these instruments because of their short maturities.

The long-term notes receivable approximate fair value as all non-interest bearing notes have been discounted to their present value.

[11] LONG-TERM DEBT

At December 31, 1998, long-term debt consisted of the following:

Note payable - consultant, non-secured demand notes due January 5, 1999.
   The notes accrue interest at 6% per annum.               $     100,000
Less:  Current Portion                                           (100,000)
                                                            -------------

   TOTAL                                                    $          --
   -----                                                    =============

[12] CAPITAL STOCK

On January 16, 1997, the Company entered into a stock purchase agreement with Brindenberg Securities, A/S under Regulation S of the Securities and Exchange Commission. A total of 75,000 shares were issued under the agreement for $525,000 net of offering costs and expenses of approximately $175,000.

In February 1997, the Company issued 25,000 shares of its common stock to an outside consultant for services to be rendered. The consultant never performed the required services and therefore, the common shares issued were returned in 1998.

In March 1997, the Company issued 200,000 shares of the Company's common stock as part of the acquisition of EmiNet Domain, Inc. [See Note 13].

In December of 1997,  the Company sold 100,000  shares of the  Company's  common
stock  to  Australian   Advisors  for  a  total  of  $300,000  pursuant  to  the
Registration Statement S8.

Also in December 1997, the Company converted debt totaling $313,475 to equity. The shares related to the conversion were unissued at December 31, 1997 and the conversion ratio has yet to be determined.

In the second quarter of 1998, the Company sold 1,250,000 shares for a total of $4,000,000 pursuant to Regulation D. The Company received $2,000,000 and a note receivable in foreign currency for the balance. The note receivable is shown in the equity section classified as a subscription receivable. Subsequently, the note has devalued due to foreign currency exchange. A foreign currency loss of $600,000 is included in other income [expense] [See Note 18].

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[12] CAPITAL STOCK [CONTINUED]

Also in the second quarter of 1998, 9,700,000 shares of common stock were issued to Atlantic International Entertainment Australia, a wholly owned subsidiary for use in a proposed takeover of the Australian Company, Coms21. As the proposed takeover did not happen, the 9,700,000 shares issued were cancelled.

In the second quarter of 1998, 10,000 shares of 5% Convertible Preferred Stock, $.001 par value, were issued for cash. Each share is convertible into common stock by virtue of a formula contained in the Purchase Agreement which is 78% of the three day average closing bid price for the corporations common stock for the twenty five (25) trading days prior to the delivery of the notice of redemption. The amount of such non-cash discounts which is analogous to a dividend is $269,443. Holders of the Series A preferred stock are entitled to;
(i) quarterly cumulative dividends at the rate of 5% per annum of the original issue price of the Series A preferred stock, (ii) a liquidation preference equal to the sum of $100 for each outstanding share of Series A preferred stock.

In August 1998, 5,000 shares of the Company's common stock were issued to a consultant for services performed.

The aggregate amount of arrearages in cumulative preferred dividends is $33,333 and is less than $.01 per share.

In the third quarter of 1998, 1,217,647 shares were exchanged to an Australian listed company for 12,176,470 shares of the Australian company in a one for ten stock swap.

In September 1998, 26,098 shares of the Company's common stock were issued to adjust the issuance of shares to certain individuals at the time of the Company's reverse merger in 1996.

During the third and fourth quarter of 1998, 2,740 shares of convertible preferred stock valued at $274,000 was converted into 147,002 shares of common stock by virtue of a formula contained in the Purchase Agreement which relates to the average price per share of common stock within the conversion period.

[13] DISCONTINUED OPERATIONS

On December 15, 1996, the Company adopted a plan to discontinue and sell its foreign subsidiary, known as Atlantic International Entertainment, N.V. ["AIE, NV"], which operated a Sportsbook operation. The sales price was $850,000, $2,000 payable at closing and beginning 60 days after closing, 40% of net win before expenses on a minimum of $3,000 monthly, until the balance is paid. Interest on the unpaid balance shall be accrued at 8% per annum. The foreign subsidiary is reported as a discontinued operation for the year ended December 31, 1997.

The closing date of the sale was March 26, 1997. Revenues for the discontinued operation totaled approximately $14,000. For the year ended December 31, 1997, the gain on disposal of "AIE, NV" was approximately $220,000 [$144,982 net of tax] and the loss from operations was approximately $70,000 [$45,890 net of tax benefit].

On January 31, 1997, the Company entered into an agreement to purchase all of the shares of EmiNet Domain, Inc. ["EmiNet"]. The purchase price for the shares was $2,020,000 payable by the issuance and delivery to the shareholders of EmiNet or their designees of a minimum of 200,000 shares of fully-paid and non-assessable common stock of the Company at the market value as of January 31, 1997 and $20,000 cash payable at March 31, 1997. The transaction, effective April 1, 1997 was accounted for as a purchase. As a result of the acquisition, cost in excess of net assets of approximately $1,440,000 was recorded. On March 11, 1999, the Company adopted a plan to discontinue EmiNet [See Note 21].

Operating results of EmiNet Domain including net sales of approximately $544,000 and $414,000 are included in discontinued operations in the statement of operations for the year ended December 31, 1998 and 1997, respectively.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[13] DISCONTINUED OPERATIONS [CONTINUED]

Assets and liabilities to be disposed of consisted of the following at December 31, 1998.

Cash                                           $   20,640
Accounts Receivable - Net                           5,272
Property Plant and Equipment - Net                155,917
Intangible Assets - Net                         1,362,264
Other Assets                                        2,257
                                                ---------

Total Assets                                    1,546,350
                                                ---------

Accounts Payable and Accrued Expenses              91,757
Notes Payable and Lines of Credit                 103,321
                                                ---------

Total Liabilities                                 195,078
                                                ---------

   NET ASSETS TO BE DISPOSED OF                $1,351,272
   ----------------------------                ==========

Assets are shown at their expected net realizable values and liabilities are shown at their face amounts. Net assets to be disposed of at their expected net realizable values, have been separately classified in the accompanying balance sheet at December 31, 1998.

[14] RELATED PARTY TRANSACTIONS

The Company has a receivable due from an affiliated company, whose shareholders are also shareholders of the Company. The balance of the receivable at December 31, 1998 is $55,240. During the year ended December 31, 1998, there were no additional advances or repayments. The original advance accrued interest at a rate of 6% per annum and is due on demand.

The Company has notes payable to two officers in the aggregate amounts of $150,000 at December 31, 1998. The notes are demand notes and incur interest at 8% per annum. Interest expense related to the shareholders notes totaled $8,855 and $7,525 for the years ended December 31, 1998 and 1997, respectively.

[15] PROVISION FOR INCOME TAXES

Income tax [benefit] expense from continuing operations consists of the following:

                                                      DECEMBER 31,
                                                      ------------
                                                  1 9 9 8      1 9 9 7
                                                  -------      -------
Current:
   Federal                                        $(443,371)  $ 615,723
   State                                            (17,311)     23,657
                                                  ---------   ---------

   Total Current                                   (460,682)    639,380
                                                  ---------   ---------

Deferred:
   Federal                                             --       167,062
   State                                               --         9,750
                                                  ---------   ---------

   Total Deferred                                      --       176,812
                                                  ---------   ---------

   TAX EXPENSE [BENEFIT] - CONTINUING OPERATIONS  $(460,682)  $ 462,568
   ---------------------------------------------  =========   =========

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[15] PROVISION FOR INCOME TAXES [CONTINUED]

Income tax from continuing operations at the federal statutory rate reconciled to the Company's effective rate is as follows:

                                                       DECEMBER 31,
                                                       ------------
                                              1 9 9 8           1 9 9 7
                                              -------           -------

Federal Statutory Rate                            34.0%          34.0%
Non-Deductible Expenses                           --             --
Benefit of Net Operating Loss                     --             (3.6)
State Income Taxes                                 2.0            3.6
Other                                             --             (4.0)
                                                ------         ------

   EFFECTIVE RATE                                 36.0%          30.0%
   --------------                               ======         ======

In 1996, the Company recognized the benefit of $77,215 from the utilization of an operating loss carryback which was filed in 1997.

The major components of deferred income tax assets and liabilities at December 31, 1998 is as follows:

Deferred Tax Assets [Liability] - Current:
   Accrual to Cash Adjustments                               $     (76,089)
   Foreign Currency Transaction Loss                               216,000
   Discontinued Operations                                          18,000
   Valuation Allowance                                            (157,911)
                                                             -------------

   CURRENT DEFERRED TAX ASSET                                $          --
   --------------------------                                =============

Deferred Tax Assets [Liability] - Long-Term:
   Net Operating Loss Carryforward                           $     279,642
   Depreciation                                                    (95,040)
   Valuation Allowance                                            (184,602)
                                                             -------------

   LONG-TERM DEFERRED TAX LIABILITY                          $          --
   --------------------------------                          =============

At December 31, 1998, the Company had approximately $777,000 of operating tax loss carryforwards expiring in 2012.

The Company's valuation allowance increased by approximately $343,000 for the year ended December 31, 1998.

[16] COMMITMENTS AND CONTINGENCIES

[A] EMPLOYMENT AGREEMENTS - The Company has employment agreements with certain of its executives, which commenced January 1, 1997 and expire on December 31, 2000. The aggregate annual commitment for future salaries at December 31, 1998 was $289,000. Also, included in the agreements are incentive bonuses based upon net income and net cash flows. No bonuses have been accrued at December 31, 1998, due to net losses and negative cash flow.

[B] LITIGATION - The Company is party to litigation arising from the normal course of business. In managements' opinion, this litigation will not materially affect the Company's financial position, results of operations or cash flows.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[17] INCENTIVE STOCK OPTION PLAN

On January 1, 1997, the Company adopted an Incentive Stock Option Plan for Employees, Directors, Consultants and Advisors [the "Plan"]. The Plan will expire December 31, 2006 unless further extended by appropriate action of the Board of Directors. Employees, directors, consultants and advisors of the Company, or any of its subsidiary corporations, are eligible for participation in the Plan. The Plan provides for stock to be issued pursuant to options granted and shall be limited to 250,000 shares of Common Stock, $.001 par value. The shares have been reserved for issuance in accordance with the terms of the Plan. The exercise of these options may be for all or any portion of the option and any portion not exercised will remain with the holder until the expiration of the option period. The options expire on December 23, 2002. In addition, the Board of Directors approved a motion that officers and board members receive 100,000 stock options each, resulting in 700,000 shares of the Company's common stock being granted. An additional 263,000 stock options were also approved and granted to employees of the Company pursuant to the terms of individual offer letters.

The following is a summary of transactions, including the options issued to employees of the Company.

                                                            WEIGHTED-AVERAGE
                                                SHARES       EXERCISE PRICE

OUTSTANDING AT DECEMBER 31, 1996                   --          $--
   Granted                                      175,000            3.25
   Exercised                                       --           --
   Canceled                                        --           --
                                                -------        --------

OUTSTANDING AT DECEMBER 31, 1997                175,000            3.25
                                                -------        --------

EXERCISABLE AT DECEMBER 31, 1997                175,000            3.25
                                                -------        --------
   Granted                                      788,000            3.94
   Exercised                                       --           --
   Canceled                                        --           --
                                                -------        --------

OUTSTANDING AT DECEMBER 31, 1998                963,000            3.83
                                                -------        --------

EXERCISABLE AT DECEMBER 31, 1998                963,000        $   3.83
                                                -------        --------

The following table summarizes information about stock options at December 31, 1998:

                                                                                Exercisable
                                 Outstanding Stock Options                     Stock Options
                                Remaining     Weighted-average               Weighted-average
Exercise Prices    Shares   Contractual Life   Exercise Price       Shares    Exercise Price
---------------    ------   ----------------   --------------       ------    --------------

      $3.25       175,000        4.00              $3.25           175,000       $3.25
      $4.13       700,000        4.25              $4.13           700,000       $4.13
      $2.50        88,000        4.75              $2.50            88,000       $2.50


The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations, for stock options issued to employees in accounting for its stock option plans.

The exercise price of certain options issued was the market price at the date of grant. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans for fiscal year 1998 and 1997.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[17] INCENTIVE STOCK OPTION PLAN [CONTINUED]

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vested restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The weighted average fair value of stock options granted to employees used in determining pro forma amounts is estimated at $3.70 and $2.63, during 1998 and 1997, respectively.

Pro forma information regarding net loss and net loss per share has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed under SFAS No. 123, "Accounting for Stock Based Compensation." The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model for the pro forma amounts with the following weighted average assumptions:

                                                  DECEMBER 31,
                                                  ------------
                                             1 9 9 8          1 9 9 7
                                             -------          -------

Risk-Free Interest Rate                       5.6  %           5.7  %
Expected Life                                 5 years           2 years
Expected Volatility                         153.0  %         181.0  %
Expected Dividends                           --    %          --    %

The pro forma amounts are indicated below:

                                                                                                 YEARS ENDED
                                                                                                 DECEMBER 31,
                                                                                        1 9 9 8                 1 9 9 7
                                                                                        -------                 -------
Net [Loss] Income - Continuing Operations:
   As Reported                                                                       $  (1,332,400)          $1,190,036
   Pro Forma                                                                         $  (4,246,891)          $  729,086
Basic Net Income [Loss] Per Share of Common Stock - Continuing Operations:
   As Reported                                                                       $        (.15)         $       .13
   Pro Forma                                                                         $        (.39)         $       .08
Diluted Net Income [Loss] Per Share of Common Stock - Continuing Operations:
   As Reported                                                                       $        (.15)         $       .11
   Pro Forma                                                                         $        (.39)         $       .08

[18] OTHER INCOME [EXPENSE]

Included in other income [expense] is a gain on the sale of an investment of $1,199,001 and a foreign currency loss for $600,000 arising from a note receivable issued by the foreign entity for sale of the Company's capital stock.

[19] FOURTH QUARTER YEAR ENDED ADJUSTMENTS

The aggregate effect of year-end adjustments which are material to the fourth quarter results, total approximately $1,635,000 and consist principally of write offs of receivables of ($330,000). Reversal of revenues of ($705,000) and foreign currency loss of ($600,000).

[20] SUBSEQUENT EVENTS

On January 20, 1999, the Company paid $250,000 to Pencom, a software development company in full and final settlement of a $420,000 payable. This resulted in a $170,000 extraordinary gain.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[21] SUBSEQUENT EVENTS [UNAUDITED]

On March 11, 1999 the Company announced that it has entered into an agreement with a shareholder to sell a majority interest in its wholly owned subsidiary, EmiNet Domain Inc., ["EmiNet"] for $2,500,000. The agreement calls for the sale of 81% of its interest in the EmiNet. The purchase price is to be paid as follows: (i) $10,000 payable upon execution of the agreement, (ii) $90,000 in cash payable at the rate of $14,000 per month commencing on April 15, 1999 and $2,400,000 by the delivery of a promissory note collateralized by shares of the Company's common stock with interest at the annual rate of six (6%) percent and payable two years from the closing date. Any gain realized on the transaction will be reflected in paid-in capital. The closing date of the transaction was March 31, 1999.

[22] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ["FASB"] issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it is designated, for example, gains or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income [outside earnings] until the consummation of the underlying transaction.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. The Company does not currently have any derivative instruments and is not currently engaged in any hedging activities.

On March 31, 1999, the FASB released a proposal for public comment that would resolve certain practice issues raised when accounting for stock options. Since the issuance of APB Opinion 25, "Accounting for Stock Issued to Employees," questions have surfaced about its application and differing practices have developed. The FASB's broad reconsideration of the stock compensation issue culminated in the issuance of SFAS No. 123, "Accounting for Stock-Based Compensation," in 1995. SFAS No. 123 permits the continued application of APB Opinion 25 for employees. However, questions remain about the proper application of APB Opinion 25 in a number of circumstances. The FASB's proposed Interpretation would clarify how to apply APB Opinion 25 in certain situations.

ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

[22] NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS [CONTINUED]

The proposed Interpretation includes the following conclusions:

o Once an option is repriced, that option must be accounted for as a variable plan from the time it is repriced to the time it is exercised. Consequently, the final measurement of compensation expense would occur at the date of exercise.

o Employees would be defined as they are under common law for purposes of applying APB Opinion 25.

o APB Opinion 25 does not apply to outside directors because, by definition, an outside director cannot be an employee. Accordingly, the cost of issuing stock options to outside board members will have to be determined on a fair value basis in accordance with SFAS No. 123, and recorded as an expense in the period of the grant [the service period could be prospective, however].

o Since APB Opinion 25 was issued in 1972, the terms of many "section 423" tax plans have changed from those in existence at the time. Many of those plans now provide that employees can purchase an employer's stock at the lesser of 85 percent of the stock price at the date of grant or 85 percent of the price at the date of exercise. This provision is referred to as a "look-back" option. The FASB decided that plans with a look-back option do not, in and of themselves, create a compensatory plan.

o A subsidiary may account for parent company stock issued to its employees under APB Opinion 25 in their separately issued financial statements, provided the subsidiary is part of the parent's consolidated financial statements.

The FASB's proposed  Interpretation  would be effective upon issuance,  which is
expected  in  September   1999,  but  generally  would  cover  plan  grants  and
modifications that occur after December 15, 1998.


                               . . . . . . . . . .

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 27. Indemnification of Directors and Officers.

         Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant has limited the liability of its directors for money damages in Article VIII of its Amended and Restated Certificate of Incorporation (its "Charter"), which reads as follows:


         No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) any transaction from which the director derived any improper personal benefit. The foregoing sentence notwithstanding, if the General Corporation Law is hereafter amended to authorize further elimination or a limitation on the liability of a director of a corporation, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

         Any repeal or modification of this Article VIII by (i) the stockholders of the Corporation or (ii) amendment to the General Corporation Law of Delaware (unless statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of repeal or modification with respect to any acts or omissions occurring either before or after repeal or modification, of a person serving as a director at the time of repeal or modification.

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant has provided for indemnification of directors, officers, employees and agents in Article VII of its Charter, which reads as follows:

The Corporation shall indemnify, and advance expenses to, its directors, officers, employees and agents, and all persons who at any time served as directors, officers, employees or agents of the Corporation, to the maximum extent permitted, and in the manner provided by, Section 145 of the Delaware General Corporation Law, as amended, or any successor provisions, and shall have power to make any other or further indemnity permitted under the laws of the State of Delaware. The indemnification provided for herein shall not be deemed exclusive of any other right to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of a person. Any repeal or modification of this Article VIII by (i) the stockholders of the Corporation or
(ii) amendment to the General Corporation Law of Delaware (unless statutory amendment specifically provides to the contrary) shall not adversely affect any right or protection, existing immediately prior to the effectiveness of repeal or modification with respect to any acts or omissions occurring either before or after repeal or modification, of a person serving as a director at the time of repeal or modification.

In addition, Section 5 of Article VII of the Bylaws of the Registrant, as amended, provides as follows:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of issue.

Item 25. Other Expenses Of Issuance And Distribution

The  following  table sets forth an  itemization  of all  estimated  expenses in
connection  with  the  issuance  and   distribution  of  the  securities   being
registered, none of which are payable by the selling stockholders:

Registration Statement
Filing Fee                                       $ 9,724.21
Legal Fees and Expenses                            5,000.00
Accounting fees and expenses                       3,000.00
Miscellaneous                                      1,000.00
                                                 ----------
Total                                            $18,724.21
                                                 ----------

ITEM 26.    RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the following securities were sold by us without registration under the Securities Act. Except as otherwise indicated, the securities were sold by in reliance upon the exemption provided by Section 4
(2) of the Securities Act, among others, on the basis that transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide:

Shaar Fund                                 10,000 shares of 5%
                                                  Convertible Preferred stock.

Hosken Consolidated Industries          1,000,000 shares of common stock

COMS 21, Ltd.                           1,216,667 shares of common stock

Monness, Crespi, Hardt & Co., Inc.        150,000 shares of common stock


         In December 1997, we sold Australian Advisers 100,000 shares of common stock pursuant to the completion of its S-8 registration statement for $3.00 per share, these shares were issued and held in escrow until the closing in January 1998. Australian Advisors continues to render valuable consulting services to us.

         On April 3, 1998, we entered into a Securities Purchase Agreement for the sale of $500,000.00 of a newly created 5% Convertible Preferred stock. The Agreement also grants the purchaser the right to purchase up to an additional $2,500,000.00 in said class of securities at market prices. The Convertible Preferred stock is convertible into our common stock at the purchaser's option. When the Securities Purchase Agreement was signed, we entered into an agreement with the Purchaser to register all of the shares of the purchased securities and the common stock that may be issued pursuant to the exercise of the Purchaser's conversion rights. We agreed to and did file a registration statement with the Securities and Exchange Commission for the registration of the shares of above securities and the shares of common stock issuable upon exercise of the Purchaser's conversion rights and to maintain the effectiveness of registration statement for the term of the above Agreement. We believe that, during the period of effectiveness of the above registration statement, the Purchaser may convert the securities to common stock and sell all or any of the shares of common stock without restriction.

         On April 30, 1998, we entered into a Securities Purchase Agreement with Hosken Consolidated Investments, Ltd., a South African corporation for the purchase of 1,000,000 shares of our common stock at $4.00 per share. Hosken is engaged in the technology industry, including cellular, telecommunications, video gaming and media.

         In a simultaneous transaction, HCI has subscribed for 25% of our South African subsidiary, Atlantic International Entertainment, Ltd. South Africa. HCI received its equity in consideration for its services to be rendered related to introducing us to the South African gaming and wagering community.

On August 24, 1998, our wholly-owned subsidiary, AIE, Australia, Ltd. submitted an offer for the acquisition of an Australian listed company, Coms21. We will offer Coms21 shareholders the equivalent of $.70 AUD per share in the form of our U.S. shares. We eventually accepted approximately 12,000,000 shares of Coms21 in exchange for approximately 1,200,000 shares of our common stock and therafter withdrew our offer for the rest of the Coms21 stock.

Item 27. Exhibits and Financial Statement Schedules.

         (a)      Exhibits:

            3.1  --    Certificate of  Incorporation  of Atlantic  International
                       Entertainment, Ltd.(including Certificate of Designation)

            3.2  --    Bylaws of Atlantic International Entertainment, Ltd..

            4.1  --    Specimen common stock Certificate.

           10.1  --    Incentive  stock  Option Plan for  Employees,  Directors,
                       Consultants and Advisers.

           10.2  --    Exchange of stock  Agreement  and Plan of  Reorganization
                       dated July 16, 1996 by and between Atlantic International
                       Entertainment,   Ltd.   (formerly  known  as  CEEE  Group
                       Corporation),  Edward Cowle,  Deworth Williams,  Atlantic
                       International Capital, Ltd., and each of the former stockholders of Atlantic International Capital, Ltd.
                       listed on Schedule I thereto.

           10.3  --    Amendment  No. 1 to Exchange of stock  Agreement and Plan
                       of Reorganization  dated September 5, 1996 by and between
                       Atlantic  International  Entertainment,   Ltd.  (formerly
                       known as CEEE Group Corporation),  Edward Cowle,  Deworth
                       Williams, Atlantic International Capital, Ltd., and each of the former stockholders of Atlantic International
                       Capital, Ltd. listed on Schedule I thereto.

           10.4  --    Agreement  and Plan of Merger  dated as of  November  18,
                       1996, between Atlantic International Entertainment, Ltd., a Delaware corporation and CEEE Group Corporation, Ltd., a Colorado corporation.

           10.5  --    Purchase and Sale Agreement dated as of April 15, 1996 by
                       and between we, RAM Associates and James A Dougherty.

           10.6  --    Agreement  for  Purchase  and Sale of  stock  dated as of
                       December   15,   1996  by  and   between   we,   Atlantic
                       International Entertainment,  NV and Australian Advisers,
                       Ltd.

           10.7  --    Agreement  for  Purchase  and Sale of  stock  dated as of
                       January 31, 1997 by and  between  Atlantic  International
                       Entertainment, Ltd. and Eminet Domain, Inc.

           10.8  --    Securities  Purchase Agreement dated April 3, 1998 by and
                       between Atlantic  International  Entertainment,  Ltd. and
                       The Shaar Fund

           10.9  --    Addendum to Securities  Purchase  Agreement dated June 3,
                       1998 by and between Atlantic International Entertainment,
                       Ltd. and The Shaar Fund

           10.10 --    Employment  Agreements  with  Richard  Iamunno and Norman
                       Hoskin

          *23.1  --    Consent of Moore Stephens, P.C.

          *23.2  --    Consent of Harry Winderman, Esq.

          *25.0  --    Power of Attorney, included on the signature page to this
                       registration statement

__________________________
*         Included herein.

ITEM 28.    UNDERTAKINGS.

The undersigned registrant undertakes:

            (1)    File,   during  any  period  in  which  it  offers  or  sales
                   securities, a post-effective amendment to this registration statement to;

            (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1993;

            (ii)   Reflect  in  the   prospectus  any  facts  or  events  which,
                   individually or together, represent a fundamental change in the information in the registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and in the offering of securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against liabilities (other than the payment by the small business issuer of expense incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Boca Raton, Florida, on the 10th day of June, 1999.

                                    ATLANTIC INTERNATIONAL ENTERTAINMENT, LTD.

                                    By:/s/ Richard Iamunno
                                       ---------------------------------
                                        Richard Iamunno, President

                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                   TITLE                         DATE

    *                         Chairman of the Board,           June 10, 1999
----------------------        Secretary, and Treasurer
    Norman J. Hoskin

/s/ Richard Iamunno           President, Chief Executive       June 10, 1999
----------------------        Officer, Chief Financial
    Richard A. Iamunno        Officer and Director

    *                         Principal Accounting Officer     June 10, 1999
----------------------
    Trevor Klein

                              Director                         June 10, 1999
----------------------
    Peter Lawson

                              Director                         June 10, 1999
----------------------
    Jeffrey Hurwitz

    *                         Director                         June 10, 1999
----------------------
    Martin McCarthy


 ---------------------        Director                         June 10, 1999
    Marcel Golding

/s/ Leonard Haimes
----------------------        Director                         June 10, 1999
    Dr. Leonard Haimes


By:/s/ Richard Iamunno
   -----------------------------
     Richard Iamunno
     Attorney-in-Fact